Exhibit 10.3
LOAN AND SECURITY AGREEMENT

BSPRT OLIVER FINANCE, LLC,
as Borrower,

and

CUSTOMERS BANK,
as Lender

Dated as of February 10, 2022

LOAN AND SECURITY AGREEMENT
LOAN AND SECURITY AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Loan Agreement”), dated as of February 10, 2022, between BSPRT OLIVER FINANCE, LLC, a Delaware limited liability company (the “Borrower”), and CUSTOMERS BANK (together with its successors and assigns, the “Lender”).
RECITALS
WHEREAS, The Oliver LLC, a North Carolina limited liability company (“Fee Owner”), is the fee simple owner of that certain property located at 3020 Gloryland Avenue, Charlotte, North Carolina upon which Fee Owner will construct a 222-unit multi-family building and related improvements (the Land and such building and improvements, collectively, the “Project”), as more particularly described in the Collaterally Assigned Loan Agreement (as defined herein);
WHEREAS, Fee Owner has requested, and Borrower (as successor-in-interest to Underlying Initial Lender) has agreed to make (in its capacity as a lender), a mortgage loan to Fee Owner in the aggregate maximum principal amount of Thirty-Seven Million Nine Hundred Fifty Thousand and No/100 Dollars ($37,950,000.00) (the “Collaterally Assigned Loan”). The Collaterally Assigned Loan (x) will be advanced by Borrower in accordance with the Collaterally Assigned Loan Agreement and the proceeds of the Collaterally Assigned Loan will be used by Fee Owner to pay for, among other things, costs in connection with the acquisition, development and construction of the Project, all as more specifically set forth in the Collaterally Assigned Loan Documents and (y) is evidenced by the Collaterally Assigned Loan Documents and secured by, among other things, the Mortgaged Property (each as defined herein);
WHEREAS, Borrower has requested and Lender has agreed to make a loan to Borrower (the “Loan”) in the maximum principal amount of Twenty-Eight Million Five Hundred Thousand and No/100 Dollars ($28,500,000.00) (the “Loan Amount”), the proceeds of which will be used to partially reimburse Borrower for its advances of the Collaterally Assigned Loan to Fee Owner and as otherwise expressly set forth herein. The Loan (x) shall be secured by, among other things, a first priority security interest in the Collaterally Assigned Loan Documents and (y) will be advanced by Lender in accordance with the terms hereof; and
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.DEFINITIONS AND ACCOUNTING MATTERS.
1.01Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“ABR” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
“ABR Loan” means a Loan that bears interest based on the ABR.
“Accepted Servicing Practices” shall mean with respect to Borrower or any third party servicer, those first-class mortgage servicing practices (including financial calculations and standard collection procedures) of customary and prudent institutions that service mortgage loan
KL3 3360891.10

assets of the same type as the Collaterally Assigned Loan in the jurisdiction where the Mortgaged Property is located and in all material respects in compliance with applicable regulations imposed upon such Person and in accordance with any applicable Legal Requirement.
“Act” shall have the meaning set forth in Section 7.10(b).
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, or (f) the express written admission by such Person in a legal proceeding or otherwise expressly in writing of the inability of such Person to pay its debts generally as they become due.
“Action Plan” shall have the meaning set forth in Section 10.06(c).
“Additional Amount” shall have the meaning set forth in Section 2.07(a) hereof.
“Adjusted Loan Balance” shall mean the outstanding principal amount of the Loan plus any unadvanced and available amounts hereunder.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Advance” shall mean a disbursement by Lender of all or a portion of the proceeds of the Loan pursuant to the terms hereof.
“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and/or any Person owning greater than twenty percent (20%) of such Person. Control shall mean, in each case, the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or ownership of a Person, whether through the direct or indirect ownership of voting securities or other equity interest, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto. For all purposes of this Loan Agreement and the other Loan Documents, Guarantor shall be deemed to be an Affiliate of Borrower.
“Applicable Spread” shall mean three and ninety one hundredths percent (3.90%); provided that if the Libor Spread (as defined in the Collaterally Assigned Loan Agreement) is reduced from eight percent (8%) to five percent (5%) in accordance with the definition of “LIBOR Spread” set forth in the Collaterally Assigned Loan Agreement, and for so long as such reduction shall be in effect, the Applicable Spread shall mean three percent (3%).

“Appraisal” shall mean an appraisal of the Mortgaged Property prepared by a licensed appraiser approved by Lender in its sole but reasonable discretion and paid for by Borrower (or Fee Owner), in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, that (i) utilizes customary valuation methods such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal and (ii) is subject to Lender’s secondary appraisal review and approval process.
“Approved Accounting Method” shall mean either (a) GAAP, or (B) another sound accounting method consistently applied and approved by Lender in its sole but reasonable discretion.
“Approved Action Plan” shall have the meaning set forth in Section 10.06(d).
“Assignment” shall have the meaning set forth in Section 9.05(b) hereof.
“Assignment of Assignment of Leases and Rents” shall mean an assignment of assignment of leases and rents by Borrower, executed in blank, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment of the Collaterally Assigned ALR, which may be submitted by Lender for recording in accordance with Section 10.3(b) of this Agreement.
“Assignment of Loan Documents” shall mean the (i) undated Omnibus Assignment of Note, Mortgage, Assignment of Leases and Rents and Other Loan Documents from Borrower in blank, (ii) the undated Allonge to the Collaterally Assigned Note from Borrower in blank, (iii) the undated Assignment of Collaterally Assigned Mortgage, in recordable form, from Borrower in blank, and (iv) the undated Assignment of Collaterally Assigned ALR, in recordable form, from Borrower in blank, in each case, for the benefit of Lender.
“Assignment of Deed of Trust” shall mean an assignment of deed of trust by Borrower executed in blank, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment of the Collaterally Assigned Mortgage, which may be submitted by Lender for recording in accordance with Section 10.3(b) of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08(d).
“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended from time to time.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:
(a)     the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); or
(b)     the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated bilateral credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
            (a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
            (b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Breakage Costs” shall mean any out-of-pocket costs, losses or damages incurred by Lender as a result of any prepayment of any SOFR Loan or early termination of an Interest Period with respect to a SOFR Loan.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning set forth in Section 5.01(b) hereof.
“Collateral Assignment of Assignment of Leases and Rents” shall mean a collateral assignment of assignment of leases and rents by Borrower for the benefit of Lender, to be submitted for recording on the date hereof, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Collaterally Assigned ALR.
“Collateral Assignment of Deed of Trust” shall mean a collateral assignment of deed of trust by Borrower under the Collaterally Assigned Mortgage for the benefit of Lender, to be submitted for recording on the date hereof, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Collaterally Assigned Mortgage.

“Collateral File” shall mean, as to the Collaterally Assigned Loan, all documents and instruments evidencing the Collaterally Assigned Loan (including, without limitation, the Collaterally Assigned Loan Documents, the documents and information set forth on Schedule 2 attached hereto and made a part hereof and the Servicing Records, if any).
“Collaterally Assigned ALR” shall mean that certain Assignment of Leases and Rents executed by Fee Owner and delivered to Borrower (as successor-in-interest to Underlying Initial Lender), as lender, dated of even date with the Collaterally Assigned Note, assigning to Borrower (as successor-in-interest to Underlying Initial Lender) all of Fee Owner’s interest in the leases, rents and profits (subject to the assignor’s customary rights to collect same) derived from the ownership, operation, leasing or disposition of all or a portion of the Mortgaged Property as security for repayment of the Collaterally Assigned Loan, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Collaterally Assigned Environmental Indemnity Agreement” shall mean the Environmental Indemnity (as defined in the Collaterally Assigned Loan Agreement), by and among Fee Owner, Underlying Guarantor and Borrower (as successor-in-interest to Underlying Initial Lender) as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Collaterally Assigned Guaranties” shall mean, collectively, the Guaranty (Completion) and the Guaranty (Recourse), each as defined in the Collaterally Assigned Loan Agreement, in each case by Underlying Guarantor in favor of Borrower (as successor-in-interest to Underlying Initial Lender), as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Collaterally Assigned Loan” shall have the meaning set forth in the Recitals.
“Collaterally Assigned Loan Agreement” shall mean that certain Loan Agreement, dated as of July 22, 2021, by and among Fee Owner, as borrower, and Borrower (as successor-in-interest to Underlying Initial Lender), as lender, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Collaterally Assigned Loan Default” shall mean the occurrence of any default or Event of Default (as defined in the Collaterally Assigned Loan Agreement) under the Collaterally Assigned Loan Documents.
“Collaterally Assigned Loan Documents” shall mean (i) the documents or instruments described on Schedule 1 attached hereto and made a part hereof, (ii) such other agreements, documents and instructions now or hereafter executed by Fee Owner, Underlying Guarantors or any other Person or party for the benefit of Borrower (as successor-in-interest to Underlying Initial Lender), as lender, in connection with the Collaterally Assigned Loan and (iii) any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof or thereof entered into in accordance with the terms hereof.
“Collaterally Assigned Mortgage” shall mean that certain Deed of Trust and Security Agreement, dated of even date with the Collaterally Assigned Note, executed by Fee Owner to Morehead Title Company for the benefit of Borrower (as successor-in-interest to Underlying Initial Lender), as lender, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Collaterally Assigned Note” shall mean that certain Secured Promissory Note, dated as of July 22, 2021 in the original maximum principal amount of Thirty-Seven Million Nine Hundred Fifty Thousand and No/100 Dollars ($37,950,000.00) made by Fee Owner payable to the order of Borrower (as successor-in-interest to Underlying Initial Lender), as lender, together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof in accordance with the terms hereof.
“Collaterally Assigned Reserve Accounts” shall mean, collectively, all escrow or reserve accounts established pursuant to the Collaterally Assigned Loan Documents, including, without limitation, the Tax Account, Insurance Account, Capital Expenditures Reserve Account, Excess Cash Flow Account, Operating Expense Account, Interest Reserve Account, and Business Plan Reserve Account, each as defined in the Collaterally Assigned Loan Agreement.
“Collections” shall mean, with respect to the Collaterally Assigned Loan at any time, any payment or other cash distribution thereon of principal, interest, fees, reimbursements (including amounts required to be remitted to Borrower from an interest reserve or similar account under the Collaterally Assigned Loan Documents), proceeds of or other cash distributions thereon (including any payment under the Mortgagee Title Policy, casualty or condemnation proceeds remitted or required under the Collaterally Assigned Loan Documents to be remitted to Borrower, but in each case mentioned above, excluding amounts which are required under the Collaterally Assigned Loan Documents to be reserved, escrowed, readvanced or applied for the benefit of the Fee Owner or the Mortgaged Property), and payment and distributions made under or in connection with the Collaterally Assigned Contingent Payment Agreement.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Breakage Costs, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Continuing Collaterally Assigned Loan Default” shall mean a Collaterally Assigned Loan Default (other than Fee Owner’s failure to repay the Collaterally Assigned Loan on or prior to the Maturity Date, which, for the avoidance of doubt, shall be subject to the provisions of Section 2.05(b) hereof) that has occurred and is continuing, subject to the terms and conditions of Section 10.02(h) hereof.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of, in each case, the management, policies or ownership of such entity, whether through the ability to exercise voting power, direct or indirect ownership, by contract or otherwise. “Controlled by”, “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.
“Conversion Conditions” shall mean the conditions precedent to a Conversion of the Mortgaged Property from security for the Collaterally Assigned Loan to a REO Property that Borrower (or any subsidiary or Affiliate of Borrower) has taken title to (or has acquired the Fee Owner Equity Interests), subject to a mortgage for the benefit of Lender, as follows:
(x)    no Default or Event of Default shall exist;
(x)    Borrower or any subsidiary or Affiliate of Borrower shall have acquired title to the Mortgaged Property or the Fee Owner Equity Interests by foreclosure, acceptance of a deed (or assignment) in lieu of foreclosure or otherwise; and
(z)    Borrower and Guarantor have delivered to Lender Replacement Mortgage Documents and Replacement Guaranties which shall convert the Loan to a mortgage loan.
“Convert,” “Conversion” or “Converted” shall mean, with respect to the Collaterally Assigned Loan, the conversion of the Mortgaged Property securing the Collaterally Assigned Loan into REO Property, whether by means of foreclosure, deed (or assignment)-in-lieu of foreclosure or otherwise.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.
“Damages” shall mean, with respect to any Person, any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, reasonable costs and expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such Person, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, and rules or regulations), on common law or equitable cause or on contract or otherwise.
“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum interest permitted by law applicable to Lender.
“Draw Request” shall mean a request by Borrower for an Advance under the Loan in the form attached hereto as Schedule 4.
“Effective Date” shall mean the date of this Loan Agreement.
“Eligible Account” shall mean (i) a segregated account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution that has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) that, in either case, has corporate trust powers, acting in its fiduciary capacity.
“Eligible Institution” shall mean (i) Lender, (ii) a financial institution whose commercial paper, short-term debt obligations or other short-term deposits are rated at least “A–1” by S&P, “P–1” by Moody’s and/or “F–1” by Fitch, and whose long-term senior unsecured debt obligations are rated at least “A-” by S&P, “A” by Fitch, and “A2” by Moody’s and whose deposits are insured by the FDIC or (iii) such other financial institution approved by Lender.
“Embargoed Person” shall mean any Person subject to trade restrictions under any Federal Trade Embargo.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Loan Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean, with respect to any Person, any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of such Person is a member at any relevant time.
“Eurodollar Business Day” shall mean a day on which commercial banks are open for general business (including dealings in U.S. Dollar deposits) in London, England.
“Event of Default” shall have the meaning set forth in Section 8.01 hereof.
“Expense Reimbursement Amount” shall mean all Expenses, Damages or other amounts (excluding principal and interest) payable by Borrower or Guarantor to Lender in accordance with this Loan Agreement or the other Loan Documents.
“Expenses” shall mean all obligations, costs, fees, indemnities and expenses (including, without limitation, reasonable legal fees, disbursements and related costs) in respect of the Loan incurred by Lender in connection with this Loan.

“Extension Term” shall mean the First Extension Term and/or the Second Extension Term, as applicable.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as such sections may be amended from time to time, any successor provisions to such sections and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Trade Embargo” shall mean any federal law imposing trade restrictions, including (i) the Trading with the Enemy Act (50 U.S.C.A. App. 1 et seq.), as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C.A. §§ 1701-06 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224 on Terrorist Financing, effective September 24, 2001 (relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”), and (v) the PATRIOT Act.
“Fee Owner” shall have the meaning set forth in the Recitals.
“Fee Owner Draw Request” shall mean a written request, provided by Fee Owner in accordance with the terms of the Collaterally Assigned Loan Agreement, for an advance under the Collaterally Assigned Loan from Borrower, together with all required documentation and supporting information submitted in connection therewith (it being understood and agreed that Borrower shall request from Fee Owner all items and materials which Borrower is entitled to request in connection with any such advance under the Collaterally Assigned Loan).
“Fee Owner Equity Interests” shall mean the equity interests in Fee Owner.
“Filings” shall have the meaning set forth in Section 5.02(b) hereof.
“First Extended Maturity Date” shall mean the first (1st) anniversary of the Initial Maturity Date.
“First Extension Term” shall have the meaning set forth in Section 2.05(a) hereof.
“Fitch” shall mean Fitch, Inc.
“Floor” shall mean one-quarter of one percent (.25%).
“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis.
“Governmental Authority” shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing. In instances where rules, guidance, or any similar requirement are mentioned in relationship to a stock exchange, Governmental Authority shall also be construed to include the applicable stock exchange’s governing body (e.g., NASDAQ) and authorities acting on behalf of such exchange under its governing body.
“Guarantor” shall mean Franklin BSP Realty Trust, Inc., a Maryland corporation.
“Guaranty” shall mean (i) the Guaranty of Recourse Obligations, dated as of the date hereof, made by Guarantor for the benefit of Lender, as such agreement may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith (the “Recourse Obligations Guaranty”) and (ii) the Guaranty of Funding Obligations, dated as of the date hereof, made by Guarantor for the benefit of Lender, as such agreement may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith, collectively or individually, as the context requires.
“Guaranty Claim” shall have the meaning set forth in Section 10.06(g).
“Hazardous Materials” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Hazardous Materials Laws, the presence of which on, in or under the Mortgaged Property is prohibited or requires investigation or remediation under Hazardous Materials Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly present on, or used in the operation and maintenance of properties, of kind and nature similar to those of the Mortgaged Property that are present or are used at, the Mortgaged Property in compliance with all Hazardous Materials Laws and in a manner that does not result in contamination of the Mortgaged Property.
“Hazardous Materials Laws” shall mean any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Materials on property, health or safety, (iii) the use or Release of Hazardous Materials, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare or (v) the liability for or costs of other actual or threatened danger to health or the environment. The term “Hazardous Materials Laws” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Hazardous Materials Laws” also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Materials or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e)  obligations of such Person under sale/buy-back or lease agreements or like arrangements; (f) obligations of such Person under any interest rate protection agreement; (g) Indebtedness of others guaranteed by such Person; (h) all monetary obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.
“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 9.03(a) hereof.
“Information” shall have the meaning set forth in Section 9.23 hereof.
“Initial Maturity Date” shall mean the earlier of (a) the third (3rd) anniversary of the date on which the initial Advance is made hereunder and (b) May 1, 2025.
“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law relating to the protection of creditors under federal, state, local or foreign bankruptcy or insolvency laws.
“Interest Period” shall mean (i) the period from the Effective Date through the first day thereafter that is the last day of a calendar month, and (ii) each period thereafter from the first (1st) day of a calendar month through the last day of a calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.
“Interest Rate” shall mean, for each Interest Period, the Adjusted Term SOFR as determined for such Interest Period plus the Applicable Spread; provided that at any time a Loan shall be an ABR Loan such Loan shall bear interest for each day during an Interest Period at a rate equal to the greater of (i) the ABR as determined for such day and (ii) the Floor, in each case plus the Applicable Spread, and from and after the date on which a Collaterally Assigned Loan Default occurs, plus one-half of one percent (0.50%).
“Legal Requirement” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property (that is material and relevant to this Loan or such Person’s operations) or to which such Person or any of its Property is subject.
“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” shall mean any mortgage, lien (statutory or otherwise), deed of trust, pledge, charge (per charging order), encumbrance, security interest, hypothecation, easement, restrictive covenant, option, preference, assignment or adverse claim or any agreement to enter into or create any of the foregoing.
“LLC Agreement” shall have the meaning set forth in Section 7.10(b).
“Loan” shall have the meaning set forth in the Recitals.
“Loan Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Loan Amount” shall have the meaning set forth in the Recitals.
“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Guaranty, the Assignment of Loan Documents, the Collateral Assignment of Assignment of Leases and Rents, the Collateral Assignment of Deed of Trust and all other documents, certificates and instruments executed in connection herewith and therewith.
“Loan Party” shall mean Borrower and Guarantor.
“Loan to Value Ratio” shall mean the ratio, as of any date, of (i) the Adjusted Loan Balance on such date to (ii) the as-is appraised value of the Mortgaged Property as of such date (as determined by Lender pursuant to an Appraisal acceptable to Lender in its reasonable discretion). Lender’s calculation of the Loan to Value Ratio shall be final absent manifest error.
“Maturity Date” shall mean the earlier of (x) the Initial Maturity Date, the First Extended Maturity Date and/or the Second Extended Maturity Date, as applicable, as it may be earlier accelerated pursuant to the terms hereof, or (y) the maturity date of the Collaterally Assigned Loan (as it may be earlier accelerated pursuant to the terms of the Collaterally Assigned Loan Documents), subject to Section 2.05(b) hereof).
“Member” shall have the meaning set forth in Section 7.10(b).
“Minimum Interest Payment” shall mean an amount equal to the lesser of (i)(A) Eight Hundred Eighty-Seven Thousand Sixty-Three and No/100 Dollars ($887,063.00) less (B) the sum of the aggregate amount of regular, monthly non-default interest that has accrued and been paid under the Note as of the date the Loan is paid in full or (ii) Seventy-Five and One Ten Hundredths percent (75.1%) of the Minimum Interest (as defined in the Collaterally Assigned Note) received by Borrower; provided, however, it is expressly agreed and understood that (1) except as expressly indicated in item (3) of this sentence, the Minimum Interest Payment shall be due under any and all circumstances where the Loan is paid in full, whether such payment is a prepayment or made on or after the Maturity Date, whether such payment is voluntary or involuntary, and even if such payment results from Lender’s acceleration of the Maturity Date of this Note upon an Event of Default (and irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents, (2) any fee, cost or expense paid by Borrower (other than monthly non-default interest that has accrued and been paid as of the date of such payment) shall not be included in the determination of “regular monthly non default interest that has accrued and been paid” for purposes of the foregoing calculation, (3) no Minimum Interest Payment shall be applicable with respect to any payment resulting from application of Net Proceeds as provided in the Collaterally Assigned Loan Agreement at any time during the term of the Loan, (4) no Minimum Interest Payment is payable at the time of a partial prepayment, and (5) in no event shall the Minimum Interest Payment be a negative amount.

“Monthly Statement” shall mean, for each calendar month during which this Loan Agreement shall be in effect, a report in the form of Exhibit A hereto, which shall include as attachments and copies of all financial reporting items due under the Collaterally Assigned Loan Documents from the Fee Owner.
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
“Mortgaged Property” shall mean that certain real and personal property which serves as security for the Collaterally Assigned Loan, as more particularly described in the Collaterally Assigned Mortgage.
“Mortgagee Title Policy” shall mean the policy of title insurance that the Title Company issued to Borrower (as successor-in-interest to Underlying Initial Lender), as lender, at the time of origination of the Collaterally Assigned Loan, as the same may be amended from time to time in accordance with the terms hereof.
“Non-Excluded Taxes” shall have the meaning set forth in Section 2.07(a) hereof.
“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of up to Twenty-Eight Million Five Hundred Thousand and No/100 Dollars ($28,500,000.00), made by Borrower payable to the order of Lender, and any promissory note delivered in substitution or exchange therefor, in each case as may from time to time be amended, restated, replaced, supplemented or otherwise modified.
“Officer’s Certificate” shall mean, as to any Person, a certificate from the president, the vice president, secretary or other authorized officer or authorized signatory of such Person.
“Other Taxes” shall have the meaning set forth in Section 2.07(b) hereof.
“Participation” shall have the meaning set forth in Section 9.05(b) hereof.
“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001)), as the same was restored and amended by United and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act of 2015 (USA FREEDOM Act, 114 Public Law 23 (June 2, 2015)).
“Payment Date” shall mean the first (1st) day of each month, or, if such date is not a Business Day, the immediately succeeding Business Day.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Encumbrances” shall mean those liens or encumbrances (i) for taxes not yet due, or liens for real estate taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established, (ii) encumbrances reflected as items 2 and 4 on Schedule B-1 of the Mortgagee Title Policy, (iii) mechanic or materialmen liens, but only to the extent the same have been bonded or discharged in a manner satisfactory to Lender within sixty (60) days’ after the filing thereof or (iv) otherwise expressly approved in writing by Lender.
“Permitted Transfer” shall mean the Transfer of any direct or indirect interest in Borrower so long as after giving effect to such Transfer, (A) such transfer shall not result in

Borrower no longer maintaining control over and/not owning one hundred percent (100%) of the Collateral, (B) Guarantor continues to own, directly or indirectly, not less than a fifty-one percent (51%) interest in the Collateral, (C) no Person is admitted as a new member in Borrower unless approved in writing by Lender in its sole discretion, and (D) Guarantor continues to own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in, and Control, Borrower; provided, however, in order for any such transfer of an interest to qualify as a Permitted Transfer (1) no Event of Default shall have occurred and remain outstanding or shall occur as a result of such transfer, and (2) such a transfer must further (A) not result (either singularly or in the aggregate with prior assignments) in any party as to which Lender has not undertaken its normal credit and/or regulatory review process with satisfactory results becoming an owner, directly or indirectly, in twenty percent (20%) or more of the interests in Borrower and (B) (I) be the subject of written notice to Lender within fifteen (15) days of such assignment together with copies of all applicable assignment documents and (II) without limiting clause (2)(A) above, be subject to Lender having received all documentation and other information required by Lender, in form and substance satisfactory to Lender, under applicable “know-your-customer,” Customer Information Program, and anti-money laundering Legal Requirements, including, without limitation, the PATRIOT Act, with respect to such transferee(s).
“Person” shall mean any natural person, individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof), or other legal person.
“Plan” shall mean an employee benefit or other plan established or maintained during the five year period ended prior to the date of this Loan Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
“Plan Assets” shall mean assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
“Prime Rate” means the rate of interest per annum which is the highest prime lending rate of interest most recently in effect (as published in the Money Rates Section in The Wall Street Journal or if The Wall Street Journal fails to publish such rate, such other publication as Lender shall designate in its sole discretion). A certificate made by an officer of Lender stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change. In the event that the concept of the Prime Rate shall no longer exist, then the Prime Rate shall be deemed to be the Prime Rate last reported in The Wall Street Journal.
“Principal Payment” shall mean, with respect to the Collaterally Assigned Loan, any payment or prepayment of principal received in respect thereof (including, without limitation, (w) any payment under the Mortgagee Title Policy, (x) casualty or condemnation proceeds to the extent that such proceeds are not required pursuant to Collaterally Assigned Loan Documents to be reserved, escrowed, readvanced or applied for the benefit of the Fee Owner or Mortgaged Property, (y) the application of collateral held by Borrower upon a Collaterally Assigned Loan Default which is not expressly required to be used for purposes other than principal repayment under the Collaterally Assigned Loan Documents and/or (z) any other sums and/or fees received by Borrower from or on behalf of Fee Owner or any Underlying Guarantor that are applied by Borrower as a repayment of principal).
“Prohibited Lender Transferee” shall mean any of the following: Fortress Investment Group LLC; Colony Capital, Inc.; Ladder Capital Corp.; C-III Capital Partners LLC; UC Funding (each of the foregoing, a “Specified PLT”) or any affiliate, successor or assign of any Specified PLT but only to the extent readily identifiable as an affiliate, successor or assign of such Specified PLT on the basis of its name.
“Project” shall have the meaning set forth in the Recitals.
“Property” shall mean any ownership right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Protective Advance” shall have the meaning set forth in Section 10.05 hereof.
“Recourse Obligations Guaranty” has the meaning given to such term in the definition of Guaranty.
“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Release” shall mean, with respect to any Hazardous Material, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials into the indoor or outdoor environment (including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“REO Property” shall mean the Mortgaged Property that is subject to Conversion to direct ownership by Borrower or any subsidiary or Affiliate of Borrower.
“Replacement Guaranties” shall mean (x) replacement completion and recourse carve-out guaranties executed by Guarantor or another Person acceptable to Lender in its sole discretion in substantially the same forms as the Guaranty (Completion) and Guaranty (Recourse Guaranty) (each as defined in the Collaterally Assigned Loan Agreement), respectively (which Person, in all events, shall be an Affiliate of Borrower) and (y) a replacement environmental indemnity agreement executed by Guarantor and Borrower in substantially the same form as the Collaterally Assigned Environmental Indemnity Agreement.
“Replacement Mortgage Documents” shall mean mortgage loan documents acceptable to Lender in its reasonable discretion with Borrower or Borrower’s designee or assignee that (i) are substantially similar to the Collaterally Assigned Loan Documents as it relates to non-economic terms, including the obligation of the “Lender” thereunder to make loan advances thereunder and Project related requirements, representations, warranties and covenants and (ii) are substantially similar to the Loan Documents as it relates to economic terms and Borrower specific terms, including the loan amount, interest rate, transfer rights and extension rights, and which, in any event, grant, convey and assign to Lender a first mortgage lien on and security interest in and to the Mortgaged Property.

“Reserve Account” shall mean an Eligible Account to be opened at the Reserve Bank in the name of “BSPRT Oliver Finance, LLC, for the benefit of Lender under that certain Loan and Security Agreement dated as of February 10, 2022.”
“Reserve Bank” shall mean Lender, or any successor Reserve Bank designated by Lender in its sole but reasonable discretion that maintains the Reserve Account.
“Second Extended Maturity Date” shall mean the first (1st) anniversary of the First Extended Maturity Date.
“Second Extension Term” shall have the meaning set forth in Section 2.05(a) hereof.
“Secured Obligations” shall have the meaning set forth in Section 5.01(a) hereof.
“Servicer” shall mean Situs Asset Management LLC or any other servicer proposed by Borrower and approved by Lender in its sole but reasonable discretion.
“Servicing Agreement” shall mean that certain Servicing Agreement dated as of January 18, 2018 by and between Benefit Street Partners Realty Operating Partnership, L.P. and the Servicer or any other servicing agreement or any subservicing agreement, in each case, approved by Lender in its sole but reasonable discretion governing the servicing or sub-servicing, respectively, of the Collaterally Assigned Loan by Servicer or a sub-servicer.
“Servicing Costs” shall mean certain expenditures by Borrower and/or Servicer related to the servicing, subservicing and management of the Collaterally Assigned Loan as more particularly described in each Monthly Statement, including: (i) reasonable out-of-pocket expenses that Borrower expends or advances to protect or preserve the value of the Collateral or the priority of the Liens and security interests created by the Collaterally Assigned Loan Documents relating thereto, including taxes, insurance premiums, (including forced place insurance premiums), payment of ground rent, the costs of prevention of waste, repairs and maintenance, foreclosure expenses and legal fees and expenses relating to foreclosure, disposition, workout, modification or litigation with respect to the Collaterally Assigned Loan, (ii) reasonable out-of-pocket expenses incurred in connection with the Conversion of the Mortgaged Property to REO Property (including reasonable attorneys’ fees, filing fees, third party fees and expenses and court costs) and (iii) actual out-of-pocket legal, appraisal and related fees incurred by Borrower and paid to non-Affiliates after the date hereof in accordance with the administration of the Collaterally Assigned Loan as set forth in this Loan Agreement, but in all events excluding the servicing fee.
“Servicing Records” shall have the meaning set forth in Section 10.04(b) hereof.
“Servicing Rights” shall mean all contractual, possessory or other rights of Borrower and/or any Servicer to administer, service or subservice the Collaterally Assigned Loan (or to possess any Servicing Records relating thereto), including, without limitation: (i) the rights to service or subservice the Collaterally Assigned Loan, (ii) the right to receive compensation (whether direct or indirect) for such servicing or subservicing, including the right to receive and retain the related servicing fee or subservicing fee and all other fees with respect to the Collaterally Assigned Loan, and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.
“Single-Purpose Entity” shall mean a Person, other than an individual, that is formed or organized solely for the purpose of holding, directly or indirectly and subject to this Loan Agreement, the Collaterally Assigned Loan, does not engage in any business unrelated to the Collaterally Assigned Loan, does not have any assets other than the Collaterally Assigned Loan or any indebtedness other than as permitted by this Loan Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person (other than being included in a consolidated group for tax reporting purposes), holds itself out as being a Person, separate and apart from any other Person and complies with the requirements set forth in Section 7.10. If the foregoing entity is a limited partnership or limited liability company, its partnership agreement or limited liability company agreement (as applicable) shall provide that that the dissolution and winding up or bankruptcy or insolvency filing of such partnership or limited liability company shall require the unanimous consent of all partners or members.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.
“Special Member” shall have the meaning set forth in Section 7.10(b).
“Survey” shall mean that certain ALTA/NSPS Land Title Survey prepared for The Oliver, LLC on February 5, 2020 by R.B. Pharr & Associates, P.A. Surveying & Mapping.
“Taxes” shall have the meaning set forth in Section 2.07(a) hereof.
“Term SOFR” means for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
“Term SOFR Adjustment” means a percentage equal to 0.11448 % per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Title Company” shall mean Morehead Title Company, together with its successors.

“Title Continuation” shall mean an endorsement to the Mortgagee Title Policy indicating that, since the closing date of the Collaterally Assigned Loan or the date of the last preceding Advance, as the case may be, the Lien of the Collaterally Assigned Mortgage continues to be a valid lien on the Mortgaged Property, subject only to the permitted title exceptions pursuant to the Collaterally Assigned Loan Agreement, which endorsement shall contain no exception for inchoate construction or mechanic’s liens and shall have the effect of continuing the Mortgagee Title Policy to the date of such Advance, and/or increasing the coverage of the Mortgagee Title Policy by an amount equal to the Loan Advance (as defined in the Collaterally Assigned Loan Agreement) then being made (if any) if the Mortgagee Title Policy does not by its terms provide for such an increase (along with any other previous Loan Advances (as defined in the Collaterally Assigned Loan Agreement) for which a Title Continuation was not received) and which such Title Continuation shall contain the endorsements and affirmative coverage as Lender may reasonable require to the extent the same are available.
“Transfer” shall mean, in each case, whether achieved directly, indirectly or through multiple or serial transactions, a sale, lease, exchange, assignment (including assignment by operation of law), conveyance, transfer, pledge, grant of encumbrance, trade or other disposition of all or any part of the Collateral (or any interest therein) or all or any part of the beneficial ownership interest (including ownership interests or control interests, held directly or indirectly) in Borrower (if Borrower is a corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Guarantors” shall mean, individually or collectively (as the context may require) (x) Clayton Fowler and Jonathan Cohen, two individuals, with respect to the Guaranty (Completion) and Guaranty (Recourse) (each as defined in the Collaterally Assigned Loan Agreement), and the Collaterally Assigned Environmental Indemnity Agreement and (y) any other party guaranteeing the repayment or any obligation of all or any part of the Collaterally Assigned Loan.
“Underlying Initial Lender” shall mean BSPRT CRE Finance, LLC, a Delaware limited liability company.
“Uniform Commercial Code” shall mean, unless otherwise specified herein, the Uniform Commercial Code as in effect from time to time in the State of New York; provided however, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Loan Agreement relating to such perfection or effect of perfection or non-perfection.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.02Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall be prepared, in accordance with an Approved Accounting Method. All references herein to a “fiscal” year or quarter or other period refer to a calendar year or quarter or other period unless otherwise specifically set forth.
1.03Rules of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Loan Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Loan Agreement as a whole and not to any particular provision, (iii) the word “including” means “including but not limited to”, (iv) all pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require, and (v) and all terms used herein, whether or not defined in Section 1.01 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require. Where the written consent or approval of Lender is required, no statement of Lender is binding against Lender unless made in writing and executed by an officer of Lender holding the title of Executive Vice President. Where a decision, calculation, approval, or consent is made or given by Lender, unless the applicable part of this Loan Agreement provides for a different standard applicable to Lender (e.g., Lender’s commercially reasonable judgment, reasonably acceptable to Lender, or deemed final barring a manifest error by Lender) the standard for Lender taking or not taking such action, in each case, shall be Lender’s sole and absolute discretion.
1.04Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.LOAN TERMS.
2.01Advances.
(a)Advances. The obligation of Lender to make each Advance hereunder is subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:
(i)No Default or Event of Default exists;

(ii)The amount of such Advance, when added to all prior Advances, does not exceed the total Loan Amount;
(iii)The Loan Documents and the Collaterally Assigned Loan Documents shall be and remain valid and enforceable in accordance with their terms;
(iv)The representations and warranties made by Borrower, as contained in this Loan Agreement and in all other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made as of the date of each Advance, unless expressly stated to relate to a specific earlier date and except to the extent of changes approved by the Lender in its sole discretion;
(v)[reserved];
(vi)Lender shall have received from Borrower a properly executed and completed Draw Request for such Advance (accompanied by a copy of the Fee Owner Draw Request), completed, executed and certified by Borrower, together with such related materials (including, without limitation, lien waivers) as Lender shall request;
(vii)Lender shall have received a Title Continuation or endorsement, dated the date of the requested Advance, issued to Lender in connection with the Advance, which Title Continuation or endorsement shall state that since the last disbursement of the Loan there have been no changes in the state of title to the Mortgaged Property other than permitted title exceptions under the Collaterally Assigned Loan Agreement and that there are no additional survey exceptions not previously approved by Lender;
(viii)Lender shall have received an administrative fee of $1,000 in connection with each Draw Request;
(ix)Lender shall have received (or the same will be paid with the proceeds of the applicable Advance) payment for any and all Indebtedness then due and owing under the Loan including, without limitation, Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with such Advance;
(x)Lender shall have received and approved evidence that Borrower has fully advanced, or is funding simultaneously with Lender’s Advance, to Fee Owner an advance of the Collaterally Assigned Loan under the Collaterally Assigned Loan Agreement in an amount equal to the Advance in question divided by 0.75099;
(xi)Lender shall have received and approved evidence acceptable to Lender in its sole but reasonable discretion that Fee Owner has satisfied each and every one of the conditions to an advance of the Collaterally Assigned Loan, including those conditions set forth in Section 2.12 of the Collaterally Assigned Loan Agreement, together with Lender’s receipt and approval of any supporting information submitted by Fee Owner in connection therewith;

(xii)Lender shall have received (A) evidence acceptable to Lender that all requirements for commencement of construction of the Business Plan Work (as defined in the Collaterally Assigned Loan Agreement) including, without limitation, that all permits and approvals needed for such commencement have been issued and are in full force and effect, the General Contractor’s Agreement (as defined in the Collaterally Assigned Loan Agreement) with a guaranteed maximum price acceptable to Lender (a “GMP”) has been fully executed and is in full force and effect and Trade Contracts (as defined in the Collaterally Assigned Loan Agreement) that are subcontracts under the Contractor’s Agreement for at least seventy-five percent (75%) of the Business Plan Budget (as defined in the Collaterally Assigned Loan Agreement) have been fully executed and are in full force and effect, (B) a final plan and cost review supporting the GMP (a “Plan and Cost Review”) acceptable to Lender in its sole discretion, and (C) a market study outlining the viability of the Project acceptable to Lender in its sole discretion (such study to include, without limitation, a demographic analysis, competitive landscape analysis (existing and future supply) and property absorption projection, with respect to the Project); and
(xiii)Borrower shall have delivered to Lender evidence acceptable to Lender that Fee Owner has invested cash equity into the Mortgaged Property in an amount equal to or in excess of the greater of (a) $8,750,000 and (b) Fee Owner’s required equity contribution in respect of the then current Business Plan Work pursuant to the Collaterally Assigned Loan Agreement.
2.02Principal and Interest.
(a)Interest shall accrue on the outstanding principal balance of the Loan for each day during an Interest Period at the Interest Rate applicable to the Loan and shall be due and payable on each Payment Date; provided however, that the outstanding principal balance of the Loan and any unpaid and accrued interest not paid when due shall accrue interest at the Default Rate with respect to any period during the continuance of an Event of Default beginning upon the occurrence of an Event of Default, irrespective of whether such Event of Default has been formally declared through notice to Borrower. The outstanding principal amount of the Loan and any and all accrued but unpaid interest thereon, and any Minimum Interest Payment shall be due and payable in full on the Maturity Date. Notwithstanding anything to the contrary contained herein, any amounts received by Borrower or otherwise available to Borrower for payment on the Collaterally Assigned Loan shall promptly (and in any event by not later than two (2) Business Days after receipt) be paid to the Indebtedness then due and owing under the Loan (in accordance, in the case of principal payments, with Section 2.03) and prior to any payment to Borrower pursuant to the Collaterally Assigned Loan.
(b)Whenever any monthly payment of interest and/or principal with respect to the Loan is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest and fees due hereunder.
(c)If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within fifteen (15) days when due, Borrower shall pay to Lender upon demand an amount equal to five percent (5%) of such unpaid sum in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Collateral. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment and the aforementioned late charge is a reasonable estimate of those damages and does not constitute a penalty.
(d)The Loan is subject to the express condition that at no time shall Borrower be obligated, or required, to pay interest at a rate which could subject any Lender to either civil or criminal liability as a result of such rate being in excess of the maximum rate which such Lender is permitted to charge. If, by the terms of this Loan Agreement, the Note, or any of the other Loan Documents, Borrower is, at any time, required or obligated to pay interest at a rate in excess of such maximum rate, then the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder and under the Note shall be computed at such maximum rate and any portion of all prior interest payments in excess of such maximum rate shall be applied, or shall retroactively be deemed to have been payments made, in reduction of the principal balance, as the case may be.
(e)Lender may, at its sole discretion, net out of any Advance amounts due to Lender for interest or otherwise under the Loan Documents.
(f)In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.03Repayment; Prepayment.
(a)Intentionally omitted.
(b)Borrower shall have the right, at its option, upon thirty (30) days’ prior written notice to Lender, to voluntarily prepay the Loan in whole or in part, without penalty. Any prepayment made pursuant to this Section 2.03(b) shall be accompanied by all sums then due under this Loan Agreement (including, without limitation, Breakage Costs and the Minimum Interest Payment, if any). Lender shall not be obligated to accept any prepayment under this Section 2.03(b) unless it is accompanied by all other sums then due under this Loan Agreement.
(c)In the event Borrower receives a Principal Payment on the Collaterally Assigned Loan, then Borrower shall promptly (and in any event by not later than two (2) Business Days after receipt) pay such Principal Payment to Lender as a repayment or prepayment, as applicable, in reduction of the outstanding principal amount of the Loan.
2.04Computations. Interest on the Loan shall be computed on the basis of a three hundred sixty (360) day year (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year in 365 days (or 366 days in a leap year)) for the actual days elapsed occurring in the relevant Interest Period. Lender shall determine any rate of interest payable on the Loan hereunder, and such determination shall be conclusive and binding, absent manifest error.
2.05Extension Options.

(a)Borrower shall have two (2) successive options to extend the Initial Maturity Date of the Loan to (x) the First Extended Maturity Date, with respect to the first option (the period of such extension, the “First Extension Term”), and (y) the Second Extended Maturity Date, with respect to the second option (the period of such extension, the “Second Extension Term”). In order to exercise each such extension option, Borrower must cause each of the following conditions to be satisfied as determined by Lender in its sole discretion:
(i)Borrower shall have delivered to Lender written notice of its desire to exercise its extension option at least thirty (30) and not more than ninety (90) days prior to the Maturity Date as theretofore in effect;
(ii)no Default or Event of Default shall have occurred or be continuing, in each case, on either the date of such notice or the Maturity Date as theretofore in effect;
(iii)Borrower shall have delivered to Lender a true and accurate certification from an authorized agent of Borrower (which, for the avoidance of doubt, may be combined with any other certification then being provided by Borrower), stating that (i) each and every requirement contained in the Collaterally Assigned Loan Documents required for an extension of the term of the Collaterally Assigned Loan has been satisfied and Lender shall have confirmed the satisfaction of each such requirement, and (ii) the applicable Extension Term shall not extend beyond the maturity date of the Collaterally Assigned Loan, as the same may be extended;
(iv)all representations and warranties of Borrower in this Loan Agreement are true and correct in all material respects on the date of such notice and on the Maturity Date as theretofore in effect, unless expressly stated to relate to a specific earlier date and except to the extent of changes approved by the Lender in its sole discretion;
(v)Borrower shall have made a deposit with the Reserve Bank in the Reserve Account in the amount as Lender determines is reasonably necessary to pay debt service on the Loan during the First Extension Term or the Second Extension Term, as applicable; and
(vi)Borrower shall have paid to Lender an extension fee equal to the product of (x) one-quarter of one percent (0.25%) and (y) the Adjusted Loan Balance as of the commencement of the First Extension Term or the Second Extension Term, as applicable.
2.06Limitation on Adjusted Term SOFR; Illegality. Anything herein to the contrary notwithstanding:
(a)In the event that Lender determines in good faith (which determination shall be conclusive, absent manifest error) that: (A) adequate and fair means do not exist for ascertaining Adjusted Term SOFR; (B) Adjusted Term SOFR does not accurately reflect the cost to Lender of the Loan; (C) a Regulatory Change (as hereinafter defined) shall, in the good faith determination of the Lender, make it unlawful or commercially unreasonable for the Lender to use SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR as the index for purposes of determining the Interest Rate; or (D) SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR has been asserted by any governmental agency or authority as unlawful to be utilized, then, subject to Section 2.08 below, the Loan shall bear interest at the ABR and shall be deemed an “ABR Loan” from and after the date of such determination until such time as Lender notifies the Borrower that the circumstances described in (A) through (D) of this subsection no longer exist.
(b)In the event of any change in any Legal Requirement after the Effective Date or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:
(i)will impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of Adjusted Term SOFR hereunder; or
(ii)will impose on Lender any other condition affecting this Loan Agreement or the Loan;
and the result of any of the foregoing is to increase the cost to Lender of converting into, continuing or maintaining the Loan, or to reduce any amount receivable hereunder in respect of any of the foregoing, in any case by an amount that Lender reasonably deems to be material, and provided that Lender has made a similar demand on all similarly situated borrowers of Lender for which Lender has the right to make such demand, then, in any such case, Borrower shall pay to Lender within ten (10) Business Days after receipt of a written demand of Lender (together with the written notice referred to in the following sentence), any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.06(b), it shall promptly notify Borrower in writing of the event by reason of which it has become so entitled. A notice as to any additional amounts payable pursuant to this Section 2.06(b) submitted by Lender to Borrower, which will demonstrate in reasonable detail the computation of such amounts, shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. The obligations of Borrower under this Section 2.06(b) shall survive the termination of this Loan Agreement and the payment of the Loan and all other amounts payable hereunder.
(c)If, after the Effective Date, the introduction of or any change in any applicable law, rule, regulation or guideline (including, for this purpose and in each case, any applicable stock exchange rules or precatory guidance) regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by Lender or any Person controlling Lender, and Lender (taking into consideration Lender’s or its controlling Person’s policies with respect to capital adequacy) reasonably determines that the amount of capital maintained by Lender or such Person that is attributable to or based upon the Loan or this Loan Agreement must be increased as a consequence of such introduction or change by an amount reasonably deemed by Lender to be material, and provided that Lender has made a similar demand on all similarly situated borrowers of Lender for which Lender has the right to make such demand, then, within ten (10) Business Days after receipt of a written demand of Lender, Borrower shall pay to Lender additional amounts sufficient to compensate Lender for the increased costs to Lender of such increased capital (including as they affect Lender through any Person controlling Lender, if applicable). Any such written demand of Lender will provide in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. The obligations of Borrower under this Section 2.06(c) shall survive the termination of this Loan Agreement and the payment of the Note and all other amounts payable hereunder.

(d)Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.
(e)Notwithstanding anything contained in this Section 2.06 to the contrary, upon delivery of notice to Borrower of a demand for payment under this Section 2.06, Borrower shall have the right to prepay the Loan and all obligations under the Loan Agreement in full within forty-five (45) days from Borrower’s receipt of such notice, in which event if Borrower prepays the Loan and all such other obligations in full within such forty-five (45) day period, then Borrower shall have no obligation under this Loan Agreement (i) with respect to any capital adequacy demand made in accordance with Section 2.06(c) hereof referenced in such notice or (ii) to pay the Minimum Interest Payment.
2.07Taxes.
(a)All payments made by Borrower to Lender (or its assignee) under this Loan Agreement shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings on such payments, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein (“Taxes”), excluding (i) income taxes, branch profits taxes, franchise taxes, withholding taxes or similar taxes imposed on Lender (or its assignee) by any jurisdiction to the extent such taxes are a result of any present or former connection between Lender (or its assignee) and such jurisdiction, other than any such connection arising solely from Lender (or its assignee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement, (ii) taxes described in the immediately preceding subclause (i) in excess of taxes imposed in respect of Lender as of the date of this Loan Agreement resulting from the future action of Lender not associated with the Loan, (iii) any taxes in effect as of the Effective Date imposed in respect of Lender (or its assignee) as a result of Lender’s intentional failure to provide Borrower with any necessary forms that would serve to reduce such taxes unless Lender is prohibited by applicable law from providing such forms to Borrower, and (iv) any taxes imposed under FATCA (all such Taxes not excluded by the preceding subclauses (i)-(iv) of this Section 2.07(a), “Non-Excluded Taxes”). If Borrower shall be required to deduct or withhold any Taxes from or in respect of any amount payable hereunder, (i) Borrower shall make such deductions or withholdings, (ii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “Additional Amount”) necessary so that Lender shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.
(b)In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement (“Other Taxes”).

(c)Borrower shall indemnify Lender (or its assignee) for the full amount of Non-Excluded Taxes (including Additional Amounts with respect thereto) and Other Taxes paid by Lender (or its assignee).
(d)As soon as practicable after the date of any payment of Taxes or Other Taxes by Borrower to the relevant Governmental Authority, Borrower will deliver to Lender (or its assignee) the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.
(e)Without prejudice to the survival of any other agreement or obligation of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.07 shall survive the termination of this Loan Agreement. Nothing contained in this Section 2.07 requires Lender (or its assignee) to make available any of its tax returns or any other information that Lender deems to be, in each case, confidential, privileged, or proprietary.
2.08Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)No swap agreement shall be deemed to be a "Loan Document" for purposes of this Section 2.08.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.08(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan or continuation of SOFR Loans to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or continuation as an ABR Loan bearing interest at the ABR.
Section 3.CONDITIONS PRECEDENT. The obligation of Lender to enter into this Loan Agreement and to make the Loan hereunder is subject to satisfaction, on or prior to the Effective Date, of all of the following conditions precedent, each of which shall be satisfactory to Lender in both form and substance:
3.01Loan Requirements.
(i)[Intentionally Omitted].
(ii)Loan Documents. Lender shall have received duly executed copies of each of the Loan Documents in form and substance satisfactory to Lender.
(iii)Organizational Documents. Lender shall have received certified copies of Borrower’s and Guarantor’s organizational documents and resolutions or other documents evidencing the authority of Borrower and Guarantor with respect to the execution, delivery and performance of the Loan

Documents to which it is a party and each other document to be delivered by Borrower and Guarantor from time to time in connection with the Loan Documents (and Lender may conclusively rely on such certifications until it receives notice in writing from Borrower or Guarantor to the contrary).
(iv)Legal Opinion. Lender shall have received opinions of counsel to Borrower and Guarantor in form and substance satisfactory to Lender as to organization, authority and enforceability of the Loan Documents to which it is a party, creation and perfection of security interests and such other matters as may be requested by Lender; provided, however, that solely with respect to the non-consolidation opinion, Borrower agrees to promptly deliver such opinion to Lender at such time when the maximum liability to Guarantor under the Guaranty of Funding Obligations is first less than ten percent (10%) of the outstanding principal balance of the Loan.
(v)No Default or Event of Default. No Default or Event of Default under this Loan Agreement will have occurred and be continuing on such date either before or after execution and delivery of this Loan Agreement.
(vi)Representations and Warranties. The representations and warranties in this Loan Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as if made on such date.
(vii)Approval. Lender shall have obtained approval to consummate the Loan pursuant to Lender’s credit authority approval process.
(viii)Transaction Costs. Borrower shall have paid all transaction costs and Expenses that are due and payable (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan).
(ix)Know Your Customer Rules. At least ten (10) days prior to the Effective Date, Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer,” Customer Information Program, and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
(x)Other Documents. Borrower shall have delivered to Lender such other documents or instruments as Lender shall reasonably request, including, without limitation, any documentation from Fee Owner and/or Underlying Guarantors.
3.02Collaterally Assigned Loan Requirements.
(i)Engineering and Environmental. Lender shall have received and approved copies of the “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, asbestos survey, if applicable, engineering report of the Mortgaged Property and such other reports related to the Mortgaged Property reasonably requested by Lender.
(ii)Appraisal. Lender shall have received and approved an Appraisal of the Mortgaged Property.

(iii)Insurance. Lender shall have received and approved evidence of insurance with respect to the Mortgaged Property that conforms to the requirements set forth in the Collaterally Assigned Loan Documents.
(iv)Title Policy. Borrower shall have delivered to Lender a copy of the Mortgagee Title Policy in favor of Borrower (as successor-in-interest to Underlying Initial Lender), as lender, and their successors and/or assigns with respect to Borrower’s interest in the Mortgaged Property (subject to such exceptions as are satisfactory to Lender).
(v)Collateral File. The Collateral File shall have been delivered to Lender or its designee.
(vi)Satisfaction by Fee Owner. Lender shall have received evidence acceptable to Lender that Fee Owner has satisfied each and every one of the conditions to closing the Collaterally Assigned Loan, together with Lender’s receipt and approval of any supporting information submitted by Fee Owner and/or Underlying Guarantors in connection therewith.
(vii)Satisfactory Due Diligence. Lender shall have completed satisfactory due diligence of the Collaterally Assigned Loan and the Mortgaged Property.
Section 4.RESERVES AND ACCOUNTS.
4.01Collaterally Assigned Loan Accounts.
(a)Intentionally Omitted.
(b)Notwithstanding anything to the contrary contained in the Collaterally Assigned Loan Documents, Lender may independently review the amounts deposited and/or required to be deposited in the Collaterally Assigned Reserve Accounts. Lender may require that the amounts required to be deposited in the Collaterally Assigned Reserve Accounts by Fee Owner be, and Borrower covenants and agrees to cause such amounts to be, increased or decreased as determined by Lender in its sole but reasonable discretion.
(c)Notwithstanding anything to the contrary contained in the Collaterally Assigned Loan Documents, Lender may independently review and calculate whether a Business Plan Reserve Funds Borrower Deposit (as defined in the Collaterally Assigned Loan Agreement) is required to be made by Fee Owner under the Collaterally Assigned Loan Agreement. Lender may require that Borrower shall deliver to Fee Owner written notice that a Business Plan Reserve Funds Borrower Deposit is so required to be made. Borrower covenants and agrees that it shall promptly deliver written notice to Fee Owner that it needs to make a Business Plan Reserve Funds Borrower Deposit and thereafter require Fee Owner to deposit same in accordance with the provisions of the Collaterally Assigned Loan Agreement.
(d)Upon the occurrence of an Event of Default, Borrower shall take no further action with respect to the funds on deposit in the Collaterally Assigned Reserve Accounts and cause control of the Collaterally Assigned Reserve Accounts and any other collateral accounts in connection with the Collaterally Assigned Loan to be transferred to Lender. Upon and after such transfer, Lender shall hold and administer the Collaterally Assigned Reserve Accounts and related collateral in accordance with the terms and conditions of the Collaterally Assigned Loan Documents. Upon the occurrence of an Event of Default together with a Collaterally Assigned Loan Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the accounts to the payment of the Indebtedness hereunder in any order in its sole discretion.
4.02Reserve Account. Funds in the Reserve Account shall be part of the Collateral for the Loan and may be applied by the Lender on any Payment Date to pay interest on the Loan in the event the Borrower fails to make such payment. The Reserve Account shall be funded by the Borrower as provided in Section 2.05 and Section 10.02(h).
Section 5.COLLATERAL SECURITY FOR THE LOAN.
5.01Collateral; Security Interest.
(a)Borrower hereby assigns, pledges and grants a first priority security interest in all of its right, title and interest in, to and under the Collateral described in Section 5.01(b) hereof to Lender to secure the repayment of principal of and interest on the Loan and all other obligations and amounts owing to Lender by Borrower hereunder, under the Note and/or under the other Loan Documents from time to time outstanding (collectively, the “Secured Obligations”).
(b)All of Borrower’s right, title and interest in, to and under each of the following pledged by Borrower to Lender from time to time and whether now owned or hereafter acquired, now existing or hereafter created and wherever located, are hereinafter individually and collectively referred to as the “Collateral”:
(i)the Collaterally Assigned Loan;
(ii)the Collateral File (which, for the purposes of clarification, includes, but is not limited to, the Collaterally Assigned Loan Documents and Servicing Records);
(iii)all Servicing Rights;
(iv)any Property relating to the Collaterally Assigned Loan or the Mortgaged Property (which, for the avoidance of doubt, includes any additional assets or collateral pledged to Borrower in relation to the Collaterally Assigned Loan);
(v)all insurance policies and insurance proceeds relating to the Collaterally Assigned Loan or the Mortgaged Property (including without limitation any proceeds under the Mortgagee Title Policy);
(vi)any Collections relating to the Collaterally Assigned Loan;
(vii)all collection, escrow, reserve, collateral or lock-box accounts and all amounts and property from time to time on deposit herein and therein, to the extent of Borrower’s or the holder’s interest therein (including, without limitation, the funds on deposit in the Reserve Account and the Collaterally Assigned Reserve Accounts);
(viii)all rights of Borrower under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement;

(ix)any other contract rights, accounts (including any interest of Borrower in escrow accounts), payments, letters of credit, rights to payment (including payments of interest or finance charges) and general intangibles to the extent the foregoing relates to the Collaterally Assigned Loan, and any other assets relating to the Collaterally Assigned Loan;
(x)in any event, all “instruments”, “general intangibles” (including without limitation “payment intangibles”), “accounts”, “chattel paper”, “securities” and “security entitlements”, each as defined in the Uniform Commercial Code;
(xi)any and all replacements, substitutions, distributions on, or proceeds (including, without limitation, the related securitization proceeds and condemnation proceeds) and distributions and any other property, rights, title or interests with respect to the foregoing; and
(xii)all proceeds of any of the foregoing.
(c)The possession by Lender, or any designee or agent of Lender, of the Collateral shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to the Uniform Commercial Code.
5.02Further Assurances.
(a)Borrower shall undertake, with respect to each item of Collateral pledged hereunder as security for the Loan, any and all actions deemed to be reasonably necessary by Lender for the granting by Borrower to Lender, and the perfecting of, a valid first priority security interest in such Collateral.
(b)At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement, the other Loan Documents and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction. Borrower hereby authorizes Lender to file any such financing or continuation statement to the extent permitted by applicable law in any jurisdiction (collectively, the “Filings”), describing the Collateral in any manner that Lender deems to be appropriate, including the description “all assets, whether now owned or hereafter acquired and wherever located” or words of similar effect, and Borrower agrees to do all things reasonably necessary to preserve the lien on the Collateral so that it remains subject to the first priority perfected security interest granted hereunder.
5.03Changes in Jurisdiction of Organization, Name, etc. Borrower shall not (i) change its name from that indicated in the public record of its jurisdiction of organization, (ii) change its location (within the meaning of Section 9-307 of the Uniform Commercial Code) or (iii) change its name, identity or corporate structure so as to make any financing statement seriously misleading, unless in any such case it shall (x) have given prior notice to Lender, which notice shall be marked in bold face type, stating that “FAILURE TO RE-FILE UCC FINANCING STATEMENT WILL RESULT IN LOSS OF PERFECTION OF SECURITY INTEREST”, not fewer than the later of fifteen (15) Business Days prior to the taking of any such action or ninety (90) days before any financing statement filing will lapse, lose perfection or become materially misleading and (y) shall have delivered to Lender all financing statements and amendments thereto as Lender shall request and taken all other actions deemed to be necessary by Lender to continue its perfected status with respect to the Collateral with the same or better priority.
5.04Lender’s Appointment as Attorney-in-Fact.
(a)Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender’s discretion following the occurrence and during the continuation of an Event of Default, for the purpose of carrying out the terms of this Loan Agreement, the other Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, the other Loan Documents, and, without limiting the generality of the foregoing, Borrower hereby gives to Lender the power and right, on behalf of Borrower, without assent by, but with prior notice to, Borrower, to do the following:
(i)in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed to be appropriate by Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;
(ii)to pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral; and
(iii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem to be appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrower’s expense, at any time, and from time to time, all acts and things that Lender deems to be necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Borrower might do.

Borrower hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the repayment in full of all Secured Obligations hereunder.
(b)Borrower also authorizes Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 8.02 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
(c)The powers conferred on Lender are to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment.
5.05Performance by Lender of Borrower’s Obligations. If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents to which it is a party, then Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement. If an Event of Default does not then exist, then Lender shall exercise such right only if Lender determines that action is required to protect against an imminent threat of loss of value or lien priority. The Expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Secured Obligations.
5.06Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
5.07Release of Security Interest and/or Collateral. Upon termination of this Loan Agreement and indefeasible repayment to Lender of all Secured Obligations and the performance of all obligations under the Loan Documents, Lender shall release its security interest in any remaining Collateral. In the event Borrower prepays the Loan in full pursuant to the terms of this Loan Agreement, then Lender shall as soon as practicable release (and Lender shall reasonably cooperate with Borrower to facilitate reasonable escrow arrangements to facilitate a release of) the Collateral File and the Collateral and any Liens related thereto to Borrower. Lender shall, with reasonable promptness after a written notice from Borrower, execute any document or instrument necessary to effectuate such release.
Section 6.REPRESENTATIONS AND WARRANTIES.
Borrower hereby represents and warrants to Lender that from and after the date hereof and, except as otherwise provided below, throughout the term of this Loan Agreement:
6.01Organization, Etc. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. Each Loan Party (a) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary; and (c) has full power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. No pledges or similar encumbrance of the direct or indirect ownership interest in Borrower have been made. Each Loan Party has delivered to Lender true and correct certified copies of its organizational documents, together with all amendments thereto.
6.02Authorization, Compliance, Etc. The execution and delivery of, and the performance by each Loan Party of its obligations under, the Loan Documents to which it is a party are within each Loan Party’s powers, (a) have been duly authorized by all requisite action, (b) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (c) do not violate any indenture, agreement, document or instrument to which such Loan Party is a party, or by which it or any of its properties or any of the Collateral is bound or to which it is subject, and (d) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Loan Document, result in the creation or imposition of any Lien upon any of the property or assets of such Loan Party pursuant to, any such indenture, agreement, document or instrument. Neither Loan Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the transactions contemplated herein and the execution, delivery or performance of the Loan Documents to which it is a party.
6.03Litigation; Judgments; Bankruptcy. There are no actions, suits, arbitrations, investigations or other legal or arbitrable proceedings before any Governmental Authority affecting either Loan Party (including, without limitation, any of the foregoing which are pending or, to its knowledge, threatened) or, to Borrower’s knowledge, any of the Collateral. Neither Loan Party is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority. There are no judgments against either Loan Party that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to either Loan Party.
6.04Location of Books and Records. The location where Borrower keeps its books and records related to the Collateral is Borrower’s chief executive office. On the Effective Date, Borrower’s chief executive office is, and has been, located at c/o Franklin BSP Realty Trust, Inc., 1345 Avenue of the Americas, Suite 32A, New York, NY 10105.
6.05Due Execution; Enforceability. Each Loan Party has duly executed and delivered this Loan Agreement and the Loan Documents to which it is a party. This Loan Agreement and all of the other Loan Documents executed and delivered by Loan Party in connection herewith are legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally, and (b) general principles of equity.
6.06No Default. Neither Loan Party is in default under or with respect to any of its contractual obligations in any respect (in the case of Borrower) or in any material respect (in the case of Guarantor). No Default or Event of Default has occurred and is continuing.
6.07Debt. Borrower does not have any Indebtedness other than the Loan.

6.08Margin Regulations. The use of all funds acquired by Borrower under this Loan Agreement will not conflict with or contravene any of Regulations T, U or X.
6.09Investment Company. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.10Solvency. The fair value of the assets of each Loan Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Loan Party in accordance with an Approved Accounting Method) of such Loan Party, and each Loan Party is solvent and, after giving effect to the transactions contemplated by this Loan Agreement and the other Loan Documents, will not be rendered insolvent. Borrower does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Loan Party is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.
6.11ERISA. Neither Borrower nor any ERISA Affiliate (a) sponsors or maintains any Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans. Borrower does not, and would not be deemed to, hold Plan Assets, and the consummation of the transactions contemplated by this Loan Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 501(i) of ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations.
6.12Taxes. Each Loan Party has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower in respect of taxes and other governmental charges are adequate. Neither Borrower nor any of its consolidated subsidiaries is taxable as an association or a corporation.
6.13No Reliance. Each Loan Party has made its own independent decisions to enter into the Loan Documents, to accept the Loan and whether the Loan is appropriate and proper for it, based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed to be necessary. Neither Loan Party is relying upon any advice from Lender as to any aspect of the Loan, including, without limitation, the legal, accounting or tax treatment of the Loan.
6.14Organization; Subsidiaries; Single Purpose Entity. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule 3. Borrower does not have any Subsidiaries. Borrower complies with the requirements set forth in Section 7.10.
6.15Federal Trade Embargoes. Each Loan Party is in compliance with all Federal Trade Embargos in all material respects. No Embargoed Person owns any direct or indirect equity interest in such Loan Party. The representation set forth in the preceding sentence is limited to Borrower’s best knowledge with respect to such beneficial interest after appropriate inquiry. Borrower covenants and agrees that in the event Borrower receives any notice that a Loan Party (or any of the beneficial owners, affiliates or participants at any time owning any portion of the beneficial interests in a Loan Party or which Control a Loan Party) or any Person that has an interest in the Collateral is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing.
6.16Financial Statements. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and expense that have been delivered to Lender in respect of a Loan Party, (a) are true, complete and correct in all material respects as of the date of such reports, (b) accurately reflect the financial condition of such Loan Party, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with an Approved Accounting Method throughout the periods covered, except as disclosed therein.
6.17True and Complete Disclosure. Borrower has delivered to Lender true, correct, and complete copies of all material due diligence information in its possession related to each of the Collateral and Mortgaged Property, and the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower or Guarantor to Lender in connection with the negotiation, preparation or delivery of the Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower or Guarantor to Lender in connection with the Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, except that (i) with respect to information prepared by third parties, Borrower will be deemed to represent only that such information is a true and correct copy, or is in all material respects the information delivered to Lender by such third parties, (ii) with respect to information prepared by Borrower based on information supplied by third parties, Borrower will be deemed to represent that such information is, to Borrower’s knowledge, true, complete and accurate after appropriate inquiry and (iii) that with respect to any financial projections, forecasts, budgets or other forward looking information provided by Borrower, Borrower will be deemed to represent only that such information was prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made after appropriate inquiry.
Section 7.COVENANTS OF BORROWER. Borrower covenants and agrees with Lender that, so long as the Loan is outstanding and until indefeasible payment in full and performance of, in each case, all Secured Obligations:
7.01Preservation of Existence; Compliance with Law. Each Loan Party shall:
(a)Preserve and maintain its legal existence;
(b)Comply in all material respects with the requirements of all Legal Requirements, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority;
(c)Maintain all licenses, permits or other approvals necessary for Borrower to conduct its business and to perform its obligations under the Loan Documents to which it is a party and conduct its business in accordance with applicable law; and

(d)Keep adequate records and books of account, in which complete entries will be made in accordance with an Approved Accounting Method.
7.02Taxes.
(a)Borrower shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon the Collaterally Assigned Loan (it being understood that Borrower shall have no obligation to pay any taxes, assessments or other liens encumbering the Mortgaged Property), except for any such taxes or other claims as are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.
(b)Borrower shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
7.03Notice of Proceedings or Adverse Change. Within ten (10) days following the end of each calendar month, Borrower shall deliver to Lender a report setting forth Borrower’s knowledge of the occurrence of any of the following (provided that Borrower shall be obligated to deliver such a report only if and to the extent any of the following has occurred):
(a)(i) any litigation, investigation, regulatory action or proceeding that is pending or, to its knowledge, threatened by or against Borrower in any federal or state court or before any Governmental Authority and (ii) any other event and/or condition that would be reasonably likely to have a material adverse effect on a Loan Party;
(b)any litigation or proceeding that is pending or, to its knowledge, threatened in connection with any of the Collateral; and
(c)any Lien or security interest (other than security interests created hereby or under any other Loan Document) on, or claim asserted against, any of the Collateral.
Borrower shall give notice to Lender of the opening of any new chief executive office of Borrower or the closing of any such office, of any change in Borrower’s (i) name, (ii) organizational type, or (iii) jurisdiction of incorporation or any change in the places where the books and records pertaining to the Collaterally Assigned Loan are held not less than the later of fifteen (15) Business Days prior to taking any such action or ninety (90) days before any financing statement filing will lapse, lose perfection or become materially misleading.
7.04Financial Reporting and Information. Borrower shall furnish to Lender the following financial and reporting information:
(a)within five (5) Business Days of the end of each calendar month, the Monthly Statement;
(b)as soon as available and in any event within sixty (60) days after the end of each fiscal year of Borrower, the unaudited, consolidated balance sheets of Borrower, as at the end of such year and the related unaudited statements of income and retained earnings and of cash flows for Borrower, for such year, accompanied by an Officer’s Certificate of Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of Borrower in accordance with an Approved Accounting Method, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(c)within one hundred (100) days after the end of each calendar year, the consolidated audited balance sheets of Guarantor as at the end of such fiscal year of Guarantor and the related consolidated audited statements of income and retained earnings and of cash flows for Guarantor, for such year (which shall include, without limitation, the evidence necessary to determine that Guarantor satisfies the net worth and liquidity requirements of the Guaranty), accompanied by an opinion thereon of Ernst & Young or other independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor as at the end of, and for, such fiscal year in accordance with an Approved Accounting Method (it being agreed that the furnishing of Guarantor’s annual report on Form 10-K for each such fiscal year as filed with the Securities Exchange Commission within the time periods specified above, will satisfy the obligation under this Section 7.04(c) with respect to such fiscal year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);
(d)within forty-five (45) days after the end of each fiscal quarter, or within sixty (60) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Borrower in form and substance reasonably satisfactory to Lender that Borrower during such fiscal quarter or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that there has been no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a material adverse effect;
(e)within ten (10) Business Days after Lender’s request and no more frequently than once in any calendar year, an Officer’s Certificate of Guarantor in form and substance reasonably satisfactory to Lender that Guarantor during such fiscal year has observed or performed, in all material respects, all of its covenants and other agreements, and satisfied every condition, contained in the Loan Documents to which it is a party to be observed, performed or satisfied by it, and that there has been no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a material adverse effect; and
(f)within ten (10) Business Days after Lender’s request, such further information with respect to the Collaterally Assigned Loan, the financial affairs of Borrower, and any Plan as may be reasonably requested by Lender.
All information furnished to Lender pursuant to this Section 7.04 is and will be, true, correct and complete in all material respects and does not and will not omit any material facts necessary to make the statements therein, in the light of the circumstances in which they are made, not materially misleading. All other information, reports, exhibits, schedules, or certificates of Borrower or any officers of the foregoing prepared by or on behalf of Borrower and furnished to Lender hereunder and during Lender’s diligence of Borrower are and will be, true, correct and complete in all material respects and do not and will not omit any material facts necessary to make the statements therein, in the light of the circumstances in which they are made, not materially misleading.

7.05Books and Records and Inspection Rights. Borrower shall, to the extent reasonably practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral. Upon reasonable advance written notice from Lender (except that no advance notice shall be required during the continuance of an Event of Default), Borrower shall permit Lender during normal business hours to examine, inspect and make copies and extracts of, Borrower’s records with respect to the Collateral File and any and all documents, records, information and reports relating to the Collaterally Assigned Loan in the possession or under the control of Borrower and to take all other actions permitted under Section 10.03 hereof.
7.06ERISA Matters. Borrower shall not engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under this Loan Agreement and the other Loan Documents, the Collaterally Assigned Loan or any other Loan Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar provision under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 502(i) or ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations..
7.07No Transfers, Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Loan Agreement, nor shall Borrower sell, transfer, pledge or assign any interest in the Collaterally Assigned Loan. Further, the Loan shall become due and payable upon the occurrence of any Transfer other than a Permitted Transfer.
7.08Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Loan Agreement, (b) in the ordinary course of Borrower’s business and (c) upon fair and reasonable terms no less favorable, in all material respects, to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Any transaction by Borrower with its Affiliates intended, or having the effect of allowing Borrower, in each case, to avoid payment and performance of the Secured Obligations or hindering Lender’s enforcement of its rights under the Loan Documents shall be construed as a transaction prohibited by this Section 7.08.
7.09Consolidations, Mergers and Sales of Assets. Borrower shall not without the prior written consent of the Lender in its sole and absolute discretion (a) consolidate or merge with or into any other Person, or (b) sell, lease or otherwise transfer all or substantially all of its assets to any other Person or (c) change its organizational structure or identity or incorporate in any other jurisdiction.

7.10Single-Purpose Entity.
(a)Borrower hereby represents and warrants to Lender and covenants with Lender, that as of the date hereof and so long as the Loan is outstanding, Borrower:
(i)Is and intends to remain solvent and it has paid and intends to pay its debts and liabilities (including overhead expenses) from its own assets to the extent sufficient for such purposes as the same shall become due.
(ii)Has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.
(iii)Has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence and separateness as a legal person from any Affiliates or other Persons.
(iv)Has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required under an Approved Accounting Method or as a matter of law).
(v)Has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.
(vi)Has not owned and will not own any property or any other assets other than the Collateral.
(vii)Has not engaged and will not engage in any business other than the origination, acquisition, ownership, maintenance, servicing, administration, enforcement, financing and disposition of the Collaterally Assigned Loan.
(viii)Has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.
(ix)Has not knowingly and voluntarily incurred and will not knowingly and voluntarily incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Loan Documents and (B) obligations under the documents evidencing the Collaterally Assigned Loan (with respect to Borrower).
(x)Has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination, enforcement, modification, administration, preservation or acquisition of the Collaterally Assigned Loan).

(xi)Will not knowingly and voluntarily fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
(xii)Will not seek its dissolution, liquidation or winding up, in whole or in part.
(xiii)Will not commingle its funds and other assets with those of any of its Affiliates or any other Person other than as contemplated by the Loan Documents.
(xiv)Has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.
(xv)Has not held and will not hold itself out to be responsible for the debts or obligations of any other Person other than as contemplated by the Loan Documents.
(xvi)Shall not dissolve or terminate its existence as a Delaware limited liability company.
(xvii)Has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, maintenance, servicing, administration, enforcement, financing and disposition of the Collaterally Assigned Loan.
(xviii)Has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.
(xix)Shall not maintain any employees.
(xx)Shall not take for itself or cause any other entity to take any of the following actions without the prior unanimous written consent of its partners, members or managers, as applicable and the Independent Director (as defined below) of each such Person: (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding; institute any proceedings under any applicable insolvency law; file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek, consent to or acquiesce to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or any other entity, (iii) make an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors, or (iv) take any action in furtherance of the foregoing;
(xxi)Shall have at least one (1) independent manager or director that is not and has not been for at least five (5) years (each such independent manager or director meeting the requirements of this clause (xxi), an “Independent Director”):
(A)a manager or director (other than in its capacity as an independent manager or director of Borrower or any Affiliate),

officer, employee, trustee, trade creditor, customer, supplier, member attorney, counsel or shareholder (or spouse, parent, sibling or child of the foregoing) of (i) Borrower, (ii) a principal of Borrower, (iii) any equitable or beneficial owner, partner, principal or Affiliate of Borrower or of a principal of any such Person, or (iv) any Affiliate of any equitable or beneficial owner, partner, or principal of Borrower or of a principal of any such Person; or
(B)a creditor, customer, supplier or Person who derives any of its purchases or revenues from its activities with (i) Borrower, (ii) a principal of Borrower, (iii) any equitable or beneficial owner, partner, principal or Affiliate of Borrower or of a principal of any such Person, or (iv) any Affiliate of any equitable or beneficial owner, partner, or principal of Borrower or of a principal of any such Person;
a natural person who satisfies the foregoing definition other than subparagraph (xxi)(B) shall not be disqualified from serving as an Independent Director of Borrower if such individual is an Independent Director provided by a nationally-recognized company that provides professional independent managers (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (xxi)(A) by reason of being the independent manager or director of a “special purpose entity” Affiliated with Borrower shall not be disqualified from serving as an Independent Director of Borrower if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
(b)The limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), a person acting as a special member of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower automatically be admitted to Borrower as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Borrower without dissolution, and (ii) Special Member may not resign from Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower as a Special Member in accordance with requirements of Delaware law. The LLC Agreement shall further provide that (1) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of the first substitute member of Borrower, (2) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of the assets of Borrower, (3) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (4) Special Member, in its capacity as Special Member, may not bind Borrower, and (5) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower including, without limitation, the merger, consolidation or conversion of Borrower. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.
(c)The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower agree in writing (A) to continue Borrower, and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member in Borrower, (ii) any action initiated by or brought against Member or Special Member under any Insolvency Laws shall not cause Member or Special Member to cease to be a member of Borrower, and upon the occurrence of such an event, the business of Borrower shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Insolvency Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.
7.11Plan Assets; Prohibited Transactions. Borrower shall not sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to any Plan and shall not permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to any Plan.
7.12Organizational Documents. Borrower shall not materially modify or terminate any of the organizational documents of Borrower or take any action which would cause Borrower to cease to be a Single-Purpose Entity.
7.13Distributions. While an Event of Default exists, Borrower shall not make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower.
7.14KYC Requirements. Borrower shall at any time that Lender requests provide Lender with: (a) a list of all Persons that own, directly or indirectly, twenty percent (20%) or more of Borrower and/or have the ability to Control Borrower, and (b) information regarding such Persons that is reasonably requested by Lender for the purpose of Lender’s “know your customer” procedures and any similar regulations or requirements.
7.15Embargoed Persons. Neither Borrower nor any of Borrower’s direct or indirect equity holders shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Borrower shall cause the representation set forth in Section 6.15 to remain true and correct at all times.

7.16Compensating Balance. Borrower shall maintain on deposit at Lender funds (not including funds in the Reserve Account) in an amount equal to or in excess of One Million and No/100 Dollars ($1,000,000.00).
7.17Title Insurance. Borrower shall maintain the Mortgagee Title Policy in full force and effect and shall pay all premiums thereon. Borrower shall not, by act or omission, do anything that would materially impair the coverage under any Mortgagee Title Policy.
Section 8.EVENTS OF DEFAULT.
8.01Events of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):
(a)Payment.
(i)Borrower shall default, and such default shall continue for at least one (1) Business Day, in the payment when due of any principal or interest owing in respect of the Loan (other than such amounts due on the Maturity Date);
(ii)Borrower shall default, and such default shall continue for at least ten (10) days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder or under any of the other Loan Documents (other than principal and interest owing in respect of the Loan); and
(iii)Borrower shall default in the payment of any principal or interest owing in respect of the Loan or any other amount owing hereunder or under any of the other Loan Documents on the Maturity Date.
(b)Representations and Warranties. Any representation or warranty made by Borrower or Guarantor in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation or warranty that itself contains a materiality qualifier, in any respect) as of the date such representation or warranty was made; provided, however, such representation or warranty shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representation or warranty without regard to any knowledge qualifier therein), if, in the case of inaccuracy that can be cured by the payment of money, Borrower cures the underlying state of facts so as to render such false or misleading misrepresentation no longer false or misleading within ten (10) Business Days after Borrower receives written notice thereof from Lender; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within thirty (30) days, such default shall not constitute an Event of Default unless and until it remains uncured for thirty (30) days after Borrower receives written notice thereof from Lender.
(c)Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby; or a default by Borrower, Guarantor, or any of their respective Affiliates shall occur under any of the other Loan Documents beyond the expiration of the later to occur of (i) any applicable cure period under such Loan Document and (ii) ten (10) Business Days after written notice to Borrower thereof.
(d)Collateral. Borrower shall have violated Section 10 of this Loan Agreement.
(e)Transfers. A violation of Section 7.07 hereof.
(f)First Priority Lien of Lender. Lender shall fail at any time to have an insured and valid, perfected, first priority security interest in the Collateral.
(g)Final Judgment. A final judgment by any competent court in the United States of America shall have been rendered against (a) Borrower for the payment of money in an aggregate amount greater than or equal to $75,000 and remain undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed (by appeal or otherwise), discharged, paid, bonded or vacated, or (b) Guarantor that would materially impair Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party.
(h)Act of Insolvency. An Act of Insolvency shall have occurred with respect to Borrower or Guarantor.
(i)Guarantor’s Net Worth and Liquidity. Guarantor breaches the financial covenants under Section 5(a) of the Recourse Obligations Guaranty or Section 5(a) of the Guaranty of Funding Obligations.
(j)Default of Other Indebtedness. (A) Borrower shall have defaulted or failed to perform under any contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of Fifty Thousand and No/100 Dollars ($50,000), or (2) involves an obligation of at least Fifty Thousand and No/100 Dollars ($50,000) and is a monetary default or a material non-monetary default and results in acceleration, or permits the acceleration of, the obligation by any other party to or beneficiary of such contract agreement or transaction; (B) Guarantor shall have defaulted or failed to perform under any contract, agreement or transaction for Indebtedness to which it is a party, and which default materially impairs Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Borrower or Guarantor cures such default, failure to perform or breach, as the case may be, within the later to occur of (i) the grace period, if any, provided under the applicable agreement, and (ii) within five (5) Business Days after written notice to Borrower or Guarantor.
(k)Additional Indebtedness. Borrower shall have incurred any Indebtedness (secured or unsecured) other than the Loan.
(l)Financial Deliverables. Borrower or Guarantor shall have failed to furnish the financial and reporting information as and when required pursuant to Section 7.04.
(m)Continuing Collaterally Assigned Loan Default. (i) the occurrence of a Continuing Collaterally Assigned Loan Default; or (ii) Borrower’s failure to comply with the terms and conditions of Section 10.02(h) hereof.
(n)[Intentionally Omitted].

(o)Other Covenants. A default shall occur in the due performance or observance by Borrower, Guarantor or any of their respective Affiliates, of any term, covenant or agreement (other than those referred to in any other subsection of this Section 8.01) contained in this Loan Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for ten (10) days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within thirty (30) days, as determined by Lender in its reasonable discretion, such default shall not constitute an Event of Default unless and until it remains uncured for thirty (30) days after Borrower receives written notice thereof, provided that within five (5) days of Borrower’s receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such thirty (30) day period; and if such non-monetary default is not cured within such thirty (30) day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Lender’s original notice, as determined by Lender in its reasonable discretion, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Lender’s original notice, provided that prior to the expiration of the initial thirty (30) day period, Borrower delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such ninety (90) day period.
Notwithstanding anything to the contrary contained in this Section 8.01, unless otherwise specified herein, a default by a Fee Owner under the Collaterally Assigned Loan Documents shall not constitute, in and of itself, an “Event of Default” hereunder.
8.02Remedies Upon Default.
(a)Upon the occurrence of one or more Events of Default other than those referred to in Section 8.01(h), Lender may immediately declare the principal amount of the Loan then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and Expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Section 8.01(h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. Interest at the Default Rate shall accrue as of the date of the occurrence of the Event of Default.
(b)If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Lender:
(i)Lender shall have the right to instruct Fee Owner, Borrower or Servicer to turn over to Lender all proceeds of Collateral received by or on behalf of Borrower consisting of cash, checks and other like items (duly endorsed by or on behalf of Borrower to Lender, if required, in order to be negotiated by Lender), and to pay all Collections to Lender. Borrower shall hold all such proceeds in trust for Lender, segregated from other funds of Borrower and, within one (1) Business Day of receipt by or on behalf of Borrower, shall be turned over to Lender in the exact form received by such party. All such proceeds and Collections received by Lender shall be retained by Lender and applied by Lender to the aggregate outstanding principal balance of the Loan (whether matured or unmatured) and any other amounts owing by Borrower hereunder in such order as

Lender shall determine in its sole and absolute discretion. In addition, notwithstanding anything to the contrary contained herein, Lender shall have the right (but not obligation) in its sole discretion to advance proceeds of the Loan (without regard to any otherwise intended or agreed upon allocation pursuant to this Loan Agreement or the Loan Documents) to pay any interest then due and owing under the Loan, and Lender may in its sole and absolute discretion deem any related Event of Default cured as a result thereof. Any proceeds so advanced shall be deemed to be principal outstanding under this Loan Agreement and the Note and shall be due and owing by Borrower in accordance with the terms thereof. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, payments under the Mortgagee Title Policy, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral, including, any sums and/or fees received by Borrower from or on behalf of Fee Owner or any Underlying Guarantor.
(ii)Lender shall have the right to (x) record any assignments delivered in connection herewith (which assignments may be updated unilaterally by Lender to reflect any change in fact since the Effective Date (e.g., inserting names, dates, amounts, and recording information)) and Borrower shall deliver to Lender such additional assignments as Lender shall request and (y) attach any allonges held by Lender to the promissory notes which are related thereto. Lender shall be entitled to specific performance of all agreements of Borrower contained in this Loan Agreement. Without limiting the generality of the foregoing provisions of this Section 8.02(b)(ii), Borrower shall cooperate with Lender as provided in Section 8.02(b)(iv) and Section 8.02(b)(v) hereof.
(iii)At Lender’s option, in its sole discretion, Lender shall have the rights set forth in Section 10.04(e) and 4.01(d) hereof.
(iv)Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required herein or by law referred to below, if applicable) to or upon Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to any transfer restrictions set forth in the Collaterally Assigned Loan Documents, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing) at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions as it may deem to be advisable and at such prices as it may deem to be best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Lender’s request, to assemble the Collateral promptly and make it available to Lender at places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and Expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-615 of the Uniform Commercial Code, need Lender account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all Damages it may accrue against Lender arising out of the exercise by Lender of any of its rights hereunder, other than those Damages arising from Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed to be reasonable and proper if such notice is given at least ten (10) days prior to such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.02(a) hereof) if the proceeds of any sale or other disposition of the Collateral (net of costs incurred in connection with such sale or other disposition) are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by Lender to collect such deficiency.
(v)Lender may, after at least ten (10) days’ notice to Borrower of Lender’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the Uniform Commercial Code), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Lender may reasonably deem to be satisfactory any or all of the Collaterally Assigned Loan or (B) in its sole discretion elect, in lieu of selling all or a portion of the Collaterally Assigned Loan, to give Borrower credit for the Collaterally Assigned Loan in an amount equal to the market value of the Collaterally Assigned Loan (as determined by Lender in its sole discretion) against the aggregate outstanding principal balance of the Loan and any other amounts owing by Borrower under the Loan Documents. The proceeds of any disposition of the Collaterally Assigned Loan effected pursuant to this Section 8.01(b)(v) shall be applied by Lender to the obligations of Borrower under this Loan Agreement and the other Loan Documents in such order as Lender may determine in its sole discretion.
(vi)The parties recognize that it may not be possible to purchase or sell all of the Collaterally Assigned Loan on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the Collaterally Assigned Loan may not be liquid. In view of the nature of the Collaterally Assigned Loan, the parties agree that, to the extent permitted by applicable law, liquidation of the Collaterally Assigned Loan shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating the Collaterally Assigned Loan, and nothing contained herein shall (A) obligate Lender to liquidate the Collaterally Assigned Loan upon the occurrence and during the continuance of an Event of Default or to liquidate all of the Collaterally Assigned Loan in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Lender.
(vii)Borrower shall be liable to Lender for the amount of all expenses, including legal fees and expenses, actually incurred by Lender in connection with or as a consequence of an Event of Default and any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.
(viii)Lender may exercise any or all of the remedies available to Lender immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Loan Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Lender may have.
(ix)Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives any defenses Borrower might otherwise have to require Lender to enforce its rights by judicial process. Borrower also waives any defense Borrower might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Collaterally Assigned Loan or from any other election of remedies. Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(x)Without limiting any other rights or remedies of Lender, Lender shall have the right, without prior notice to Borrower and any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Lender or any Affiliate thereof to or for the credit of the account of Borrower, including, without limitation, all amounts on deposit in the Reserve Account, to any obligations of Borrower hereunder to Lender.
(xi)Lender shall have, in addition to its rights and remedies under the Loan Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws as well as those provided in equity. Without limiting the generality of the immediately foregoing sentence, Lender shall be entitled to set off the proceeds of the liquidation of the Collaterally Assigned Loan against all of Borrower’s obligations to Lender, whether or not such obligations are then due, without prejudice to Lender’s right to recover any deficiency.
8.03No Duty of Lender. The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and Lender shall not be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment.
8.04Limitation on Duties Regarding Preservation of Collateral. Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, and none of Lender nor any of its directors, officers or employees shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

Section 9.MISCELLANEOUS.
9.01Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document operates as a waiver thereof, nor does any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Lender’s remedies provided herein are cumulative and not exclusive of any remedies provided by law.
9.02Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial (such as Federal Express or UPS) or United States Postal Service, with proof of attempted delivery or (d) by email.
If to Borrower:    BSPRT Oliver Finance, LLC
c/o Franklin BSP Realty Trust, Inc.
1345 Avenue of the Americas, Suite 32A
New York, NY 10105
Attention: Micah Goodman, Esq.
Email: m.goodman@benefitstreetpartners.com
With a copy to:    Nelson Mullins Riley & Scarborough LLP
    One Financial Center, Ste. 3500
    Boston, MA 02111
    Attention: Jim Bartling, Esq.
    Telephone: (617) 217-4692
    Email: jim.bartling@nelsonmullins.com

If to Lender:    Customers Bank
101 Park Avenue, Suite 1101
New York, New York 10178
Attention: Rodrigo Da Silva
    Email: rdasilva@customersbank.com

With a copy to:    Kramer Levin Naftalis & Frankel LLP
    1177 Avenue of the Americas
    New York, New York 10036
    Attention: James P. Godman, Esq.
    Email : JGodman@KRAMERLEVIN.com
A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day and (iv) in the case of email, upon delivery of such email; provided, however, that such email Notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email). A party receiving a notice that does not comply with the technical requirements for notice under this Section 9.02 may elect to waive any deficiencies and treat such notice as having been properly given. The parties shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America upon at least five (5) days prior written notice to the other party.
9.03Indemnification and Expenses.
(a)Borrower hereby agrees to hold Lender and its Affiliates, any successor owner or holder of the Loan or participations in the Loan, and each of their respective officers, partners, members, shareholders, directors, employees, representatives, agents and subsidiaries of any and all of the foregoing, (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and indemnify and defend the Indemnified Parties against any and all Damages (without duplication of any payments made by Borrower to reimburse Lender for Expenses required to be paid hereunder) that may at any time (including, without limitation, such time as this Loan Agreement shall no longer be in effect and the Loan shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, (i) this Loan Agreement, the Loan, the Mortgaged Property, the Collateral or any related property or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing (including actions taken by Lender pursuant to Sections 5.04 and 5.05 hereof), (ii) any claims by Fee Owner with respect to the Collaterally Assigned Loan, (iii) any violation or alleged violation of, non–compliance with or liability under any requirements of applicable law by Borrower, Guarantor or any of their respective affiliates, officers, directors, employees or agents, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about the Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, the Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Borrower to perform or comply with any Loan Document or Collaterally Assigned Loan Document, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving Mortgaged Property, (x) any taxes attributable to the execution, delivery, filing or recording of any Loan Document, Collaterally Assigned Loan Document or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against the Collaterally Assigned Loan or Mortgaged Property under any applicable law or any liability asserted against Lender or any other Indemnified Party with respect thereto, (xii) any Release, use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials to, from, in, on, under, near or affecting the Mortgaged Property, (xiii) any term sheet or any business communications or dealings between the parties relating thereto, or (xiv) Borrower’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 9.03(a), that, in each case of (i) through (xiv) above, does not result from (A) such Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment, or (B) an act or omission (where Lender has a duty to act) of Lender or any other Indemnified Parties during Lender’s period of ownership of the Collaterally Assigned Loan (pursuant to Lender’s exercise of its remedies hereunder or transfer in lieu thereof or similar transaction). In any suit, proceeding or action brought by Lender in connection with the Collaterally Assigned Loan for any sum owing thereunder, or to enforce any provisions of the Collaterally Assigned Loan Documents, Borrower shall save, indemnify and hold Lender harmless from and against all Damages suffered by Lender by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of Fee Owner thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Fee Owner or its successors from Borrower. Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s Damages incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement and any other Loan Document or any transaction contemplated hereby or thereby.
(b)Borrower covenants and agrees to pay as an Expense Reimbursement Amount all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with, and in accordance with this Loan Agreement, including, without limitation: (i) the preparation, negotiation, execution and delivery of this Loan Agreement, the Note, the other Loan Documents, and any other documents or agreements executed in connection therewith and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and Guarantor (including without limitation any opinions requested by Lender as to any legal matters arising under this Loan Agreement, the Note, and the other Loan Documents); (ii) Borrower’s and Guarantor’s ongoing performance of and compliance with their respective agreements and covenants contained in this Loan Agreement, the Note, and the other Loan Documents on the part of each to be performed or complied with on and after the Effective Date; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Loan Agreement, the Note, the other Loan Documents on its part to be performed or complied with on and after the Effective Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Loan Agreement, the Note, the other Loan Documents and any other documents executed in connection therewith or documents or matters requested by Lender; (v) securing Borrower’s, and/or Guarantor’s compliance with any requests made pursuant to the provisions of this Loan Agreement or any other Loan Document; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other taxes and similar expenses incurred in creating and perfecting any lien in favor of Lender pursuant to this Loan Agreement, the Note, and the other Loan Documents, including, without limitation, the Replacement Mortgage Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Guarantor, this Loan Agreement, the Note, the other Loan Documents, the Collaterally Assigned Loan, the Mortgaged Property or any other security given for the Loan; (viii) all wiring fees; (ix) any acts performed or proposed to be performed by Lender at Borrower's request or wholly or partially for the benefit of Borrower (including, the preparation or review of amendments, assumptions, waivers, releases, requests for approval of Transfer, estoppel certificates or statements of amounts owing under any Secured Obligation); (x) any out-of-pocket costs incurred by Lender, necessary in Lender’s reasonable judgment, to protect or preserve the priority of, in each case, Lender’s liens securing the Secured Obligations; (xi) appraisals or inspections of the Mortgaged Property; when permissible pursuant to law applicable to Lender, any out-of-pocket costs and expenses incurred by Lender and its agents in responding to third-party legal process, subpoenas, or similar legal demands received by Lender and its agents as a result of or in relation to, in each case, the Loan, the Secured Obligations, the Loan Documents, or Borrower’s business with Lender; (xii) any reasonable and customary administrative fees charged by Lender; and/or (xiii) enforcing any obligations of, or collecting any payments due from, Borrower and/or Guarantor under this Loan Agreement, the Note, or the other Loan Documents or with respect to the Collaterally Assigned Loan or Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Loan Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings. Borrower also acknowledges and agrees that formal written appraisals of Mortgaged Property by a licensed independent appraiser may be required pursuant to this Loan Agreement, and/or may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of Mortgaged Property by an independent supervising architect and/or cost engineering specialist, and all of the foregoing shall be deemed Expense Reimbursement Amounts under this Loan Agreement. In addition, if Fee Owner or Borrower is undertaking a restoration or is performing any work at the Mortgaged Property that requires the obtaining of a building permit, then Borrower shall pay the costs of architects, engineers and other consultants retained by Lender to review the performance of such restoration or work. Any amounts payable to Lender pursuant to this Section 9.03(b) shall become immediately due and payable upon written demand and, if the same are not paid to Lender within ten (10) Business Days from the date of such written demand, shall bear interest at the Default Rate from the date of such written demand until the date such amounts have been paid. Any administrative fees owed to Lender pursuant to the Loan Documents shall be non-refundable, irrespective of the disposition of the request by Lender. Borrower shall have no expectation that Lender commence review of any matter or request prior to Borrower paying the required administrative fee and/or legal deposit referenced herein. In addition and without limitation to Lender’s right to recover all its out-of-pocket expenses from Borrower on demand as provided in this Section 9.03(b), Lender shall have the right to require Borrower to provide a legal deposit (i.e., payment in advance) before engaging outside counsel to do any legal work and to refresh that deposit, at Lender’s request, over the pendency of the matter. Borrower shall have no expectation that Lender commence any legal work with outside counsel prior to Borrower paying any legal deposit requested by Lender. For the avoidance of doubt, any reference in the Loan Documents to out-of-pocket costs or expenses incurred by Lender shall be construed, without limitation to other kinds of costs and expenses incurred by Lender, to include attorneys’ fees (i.e., outside counsel). Without limiting the generality of the immediately preceding sentence, no provision specifically requiring payment of a fee, cost, or expense to Lender by Borrower, by being so affirmatively and specifically stated in any Loan Document, may be construed to limit Lender’s rights to payment pursuant to this Section 9.03 for any fee, cost, or expense, in each case, provided for by this Section 9.03, but not so specifically stated.
(c)The parties hereto agree that the relationship between Borrower and Lender shall be solely that of a debtor and a creditor. Lender shall not have any fiduciary responsibilities to Borrower or any of its affiliates. Borrower on its own behalf (i) agrees that Lender shall not have any liability to Borrower (whether sounding in tort, contract or otherwise) for Damages suffered by Borrower and (ii) waives, releases and agrees not to sue upon any claim against Lender for Damages suffered by Borrower (whether arising in tort, contract or otherwise), in each case, in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Loan Agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a final non-appealable judgment of a court that is binding on Lender, that such Damages suffered by Borrower were the result of acts or omissions on the part of Lender constituting gross negligence or willful misconduct. Whether or not such Damages suffered by Borrower are related to a claim that is subject to such waiver and whether or not such waiver is effective, Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by

Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Loan Agreement, the other Loan Documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a final non-appealable judgment of a court that is binding on Lender, that such Damages suffered by Borrower were the result of acts or omissions on the part of, or legally attributable to, Lender, as applicable, constituting gross negligence or willful misconduct.
(d)The obligations of Borrower under this Section 9.03 hereof shall survive, in each case, the repayment of the Loan and the termination of this Loan Agreement.
9.04Amendments. Any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and Lender, and any provision of this Loan Agreement may be waived by Lender. Any amendment hereto shall be valid against Lender only if in writing executed by a duly authorized officer of Lender.
9.05Assignment; Successors and Assigns.
(a)The rights and obligations of Borrower under the Loan Documents shall not be assigned, directly or indirectly and including any assignment by operation of law, by Borrower without the prior written consent of Lender, such consent to be granted or withheld in Lender’s sole and absolute discretion. Any assignment or other transfer contrary to this Section 9.05(a) shall be null and void ab initio unless Lender subsequently ratifies its acceptance of such assignment in a written document, executed by a duly authorized officer of Lender, that states its express intent to ratify Lender’s acceptance of such assignment pursuant to this Section 9.05(a).
(b)Subject to the provisions of Section 9.05(d) below, Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell, assign, transfer, dispose of, syndicate and/or securitize the Note or any interest therein (an “Assignment”) and/or sell a participation interest in the Note (a “Participation”); provided that, for so long as no Event of Default and/or Collaterally Assigned Loan Default shall exist, (i) Lender shall provide Borrower with at least three (3) Business Days’ prior notice of any Assignment, (ii) Lender shall not consummate an Assignment to any Prohibited Lender Transferee; and (iii) Borrower, in accordance with the provisions of Section 2.03(b) hereof, may prepay the Loan in full within three (3) Business Days after Lender provides the applicable notice described in clause (i) above, and, if Borrower shall so prepay the Loan in full, then Borrower shall not be required to pay the Minimum Interest Payment. Borrower shall reasonably cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information and documents as Lender may reasonably request in connection with such Assignment or Participation. For the avoidance of doubt, if an Event of Default and/or a Collaterally Assigned Loan Default shall exist, there shall be no restrictions of Lender’s rights with respect to Assignments and Participations. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Loan Agreement. In connection with a Participation or an Assignment with respect to a portion (but not all) of the Loan, Lender shall maintain, or cause to be maintained, as non-fiduciary agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Note. Upon effectiveness of any Assignment of the Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Subject to Section 9.23, each potential or actual assignee or participant, investor or rating agency shall be entitled to receive from Lender all information received by Lender under this Loan Agreement with respect to the Loan, Borrower, Guarantor and its principals. Borrower shall secure from any Guarantor any information reasonably requested by Lender pursuant to this Section 9.05(b). Notwithstanding anything in this Loan Agreement to the contrary, after an Assignment, the assigning Lender and the Indemnified Parties, in each case and as applicable, in addition to the assignee, shall continue to have the benefits of any indemnifications contained in this Loan Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.
(c)If, pursuant to this Section, any interest in this Loan Agreement or the Note is transferred to any transferee, such transferee shall, promptly upon receipt of written request from Borrower, furnish to Borrower Form W-9, Form W-8BEN or Form W-8ECI, as applicable.
(d)Subject to the foregoing, the Loan Documents and the Loan shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and permitted assigns. Nothing in the Loan Documents, express or implied, shall give to any Person, other than the parties to the Loan Documents and their respective permitted successors, any benefit or any legal or equitable right, power, remedy or claim under the Loan Documents.
9.06Survival. Each representation and warranty made or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and, except as otherwise provided herein, Lender shall not be deemed to have waived, by reason of making the Loan, any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading.
9.07Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.
9.08Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. This Loan Agreement may be effectuated by the exchange of electronic copies of signatures (e.g., .pdf), with electronic copies of this executed Loan Agreement having the same force and effect as original counterpart signatures hereto for all purposes. This Loan Agreement shall not constitute a contract or other binding obligation unless and until it is executed by all parties hereto, and the text of Loan Agreement shall not constitute an offer that can be accepted unless and until all parties hereto have executed this Loan Agreement in writing by signing below.
9.09Loan Agreement Constitutes Security Agreement; Governing Law. This Loan Agreement shall be governed by New York law without reference to choice of law or conflict of law doctrine, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

9.10SUBMISSION TO JURISDICTION; WAIVERS. EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK, AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED HOWEVER, IN CONNECTION WITH ANY SUIT, ACTION OR LEGAL PROCEEDING BROUGHT BY BORROWER OR GUARANTOR, SUCH SUIT, ACTION OR LEGAL PROCEEDING SHALL BE BROUGHT IN SUCH STATE OR FEDERAL COURTS OF NEW YORK;
(b)AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(c)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
(d)AGREES TO ONLY BRING ACTION IN ITS OWN NAME AND NOT IN CONCERT WITH OR AS PART OF A CONCERTED STRATEGY WITH OTHERS.
(e)AGREES THAT THE PROVISIONS OF SECTIONS 9.10, 9.11, AND 9.16 HEREOF (i) REPRESENT PART OF THE BARGAINED FOR LEGAL DETRIMENT OF THIS LOAN AGREEMENT SPECIFICALLY INTENDED TO INDUCE LENDER TO MAKE THE LOAN AND (ii) PROVIDE MATERIAL BENEFITS TO THE LOAN PARTIES AND LENDER ALIKE HERETO IN PROMOTING EFFICIENT DISPUTE RESOLUTION.
9.11WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BORROWER, ON BEHALF OF ITSELF AND ANY OTHER PERSON CLAIMING BY OR THROUGH BORROWER, AGREES TO BRING ANY CLAIMS ARISING UNDER THE LOAN DOCUMENTS AGAINST LENDER ONLY AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WAIVES ANY RIGHT TO PROCEED AGAINST ANY PARTY OTHER THAN LENDER, INCLUDING, WITHOUT LIMITATION, LENDER’S AFFILIATES, SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

9.12No Reliance; Disclaimers. Each of Lender and Borrower hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Loan Documents and the Loan thereunder:
(a)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Loan Documents, other than the representations expressly set forth in the Loan Documents.
(b)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of the Loan) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.
(c)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Loan Documents and the Loan thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.
(d)It is entering into the Loan Documents and the Loan thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.
(e)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Loan Documents or the Loan thereunder.
9.13Hypothecation. Nothing in this Loan Agreement or the other Loan Documents shall preclude Lender from pledging, repledging, hypothecating, or rehypothecating the Collateral or pledging its rights to payment hereunder in respect of the Loan, but no such transaction shall relieve Lender of its obligations hereunder, under any other Loan Document or under any other agreement entered into in connection herewith, to release the Collaterally Assigned Loan to Borrower pursuant to Section 5.07 of this Loan Agreement or otherwise affect the rights, obligations and remedies of any party to this Loan Agreement. Borrower shall not be liable for any costs incurred by Lender associated with any transaction undertaken by Lender in accordance with this Section 9.13.
9.14Severability. Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement. If, and only if, a clause cannot be interpreted in a manner to be valid under applicable law, such provision deemed to be prohibited or invalid may be reformed to have the meaning as close as possible to the meaning provided in this Loan Agreement as long as such reformed meaning is consistent with the intent and purpose of this Loan Agreement to protect Lender’s interests regarding (i) full and timely repayment of the Loan; (ii) full and timely payment of any other sums owed to Lender pursuant to the Loan Documents; (iii) performance of the Secured Obligations; and (iv) Lender’s direct and indirect interests, in each case, in the Collateral. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.15Preferences; Waiver of Marshalling of Assets. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to the Loan Documents. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing provisions of this Section 9.15, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.
9.16Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses, provided that this shall not affect any defense to enforcement and/or any right to require proper accounting for, and application of, amounts collected and/or collateral obtained by Lender. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Note, this Loan Agreement, the other Loan Documents or the Secured Obligations. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender. Further, nothing herein waives or affects Borrower’s right to assert claims or defenses against Lender or the applicable assignee by other means.
9.17Conflict; Construction of Documents. In the event of any conflict between the provisions of this Loan Agreement and the provisions of the other Loan Documents, the provisions of this Loan Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.
9.18Brokers and Financial Advisors. Borrower and Lender each represent to the other that neither of them (and in the case of Borrower, neither Borrower nor the Guarantor) has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders or other person who may be entitled to any commission or compensation in connection with the transactions contemplated by this Loan Agreement. Borrower and Lender each agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on its behalf in connection with the transactions contemplated in this Loan Agreement. The provisions of this Section shall survive the expiration and termination of this Loan Agreement and the repayment of the Loan.

9.19Estoppel Certificates. Borrower shall execute, acknowledge and deliver to Lender, within five (5) Business Days after receipt of Lender’s written request therefor at any time from time to time, a statement in writing setting forth (A) the outstanding principal balance of the Loan, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the repayment of the Loan, (D) that the Note, this Loan Agreement, and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default) and (F) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.
9.20No Third-Party Beneficiaries. This Loan Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Loan Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower, the Guarantor and the Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein (it being understood that any rights of Guarantor and the Indemnified Parties are limited to as expressly provided herein and that there are no generally third party beneficiaries, express or limited, under the Loan Documents). All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person has standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person may under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
9.21Prior Agreements. THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER MUTUALLY AGREE THAT THERE ARE NO, NOR SHALL THERE BE ANY, IMPLIED COVENANTS OF GOOD FAITH AND FAIR DEALING OR OTHER SIMILAR COVENANTS OR AGREEMENTS IN THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. ALL AGREED CONTRACTUAL DUTIES ARE SET FORTH IN THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.
9.22Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Loan Agreement with the same effect as if set forth in the body hereof.
9.23Confidentiality. Each of Lender and Borrower agrees, and agrees to cause each of its Affiliates (i) not to transmit or disclose (A) in the case of disclosure by Borrower, any provision of any Loan Document or any non-public information of Lender (collectively, the “Lender Information”), or (B) in the case of disclosure by Lender, Guarantor’s financial statements (collectively, the “Borrower Information”, Lender Information or Borrower Information, as applicable, “Information”) to any Person (other than to such disclosing party’s Affiliates, advisors, officers, and, in the case of disclosure by Lender, (x) to Lender’s or its Affiliates’ lenders, funding or financing sources, directors, trustees, partners, members, managers, employees, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies, (y) prospective or actual purchasers, assignees, servicers, regulators or participants, and (z) any Person that provides statistical analysis and/or information services to Lender or its Affiliates) without the other party’s prior written consent, except that each party shall have the right to disclose any and all Information to any Governmental Authority if requested by such Governmental Authority or if required pursuant to legal or judicial process or otherwise pursuant to applicable law, and (ii) to inform all Persons that receive Information of the confidential nature of the Information and to direct them not to disclose the same to any other Person. Borrower shall not, and shall cause each of its Affiliates not to, use Lender’s name (or the name of any Lender’s Affiliates) in connection with any press releases or such similar purposes without Lender’s prior written consent. For the purpose of this Section, “Information” shall not include such portions of the Information that (a) are or become generally available to the public other than as a result of a wrongful disclosure by the disclosing party, its directors, officers, employees or advisors or (b) become available to the disclosing party on a non-confidential basis from a source other than the other party or its agents, and which source is not known to the disclosing party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the other party hereto. For the avoidance of doubt, Borrower agrees that Lender and any of its Affiliates may (x) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (y) use Borrower or its Affiliates’ name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
9.24PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the PATRIOT Act.
Section 10.COLLATERALLY ASSIGNED LOAN AND COLLATERALLY ASSIGNED LOAN DOCUMENTS
10.01Representations Regarding the Collaterally Assigned Loan. Borrower hereby represents and warrants to Lender that from and after the date hereof and, except as otherwise provided below, throughout the term of this Loan Agreement:
(a)Delivery of Collateral File. On or prior to the Effective Date, true, correct and complete originals of all the Collaterally Assigned Loan Documents, the remainder of the entire Collateral File and any other documents required to be delivered under this Loan Agreement for the Collaterally Assigned Loan have been delivered to or at the direction of Lender.
(b)Ownership and Status of Collaterally Assigned Loan. The Collaterally Assigned Loan Documents are listed on Schedule 1 to this Loan Agreement and the Collaterally Assigned Loan is not secured by any collateral other than the Mortgaged Property pursuant to the Collaterally Assigned Loan Documents. Borrower has good and marketable title to, and is the sole owner of, the Collaterally Assigned Loan free and clear of any Liens on, in or to the Collaterally Assigned Loan. Borrower has full right, power and authority to pledge and assign such Collateral free and clear of any interest or claim of any third party or any Affiliate of Borrower and Borrower has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Collateral to any Person (other than Lender) including, without limitation, any participation interest. Each document in the Collateral File to which Fee Owner or any Underlying Guarantor is a party constitutes a legal, valid and binding obligation of Fee Owner or Underlying Guarantor. Except by written instruments set forth in the Collateral File, (i) the terms of the Collaterally Assigned Loan Documents have not been waived, impaired, modified, amended, supplemented, altered, released, satisfied, canceled, terminated, subordinated or rescinded in any manner; (ii) neither the Mortgaged Property nor any portion thereof has been released from the lien of the Collaterally Assigned Mortgage; and (iii) neither Fee Owner nor any Underlying Guarantor has been released by Borrower from its obligations under the applicable Collaterally Assigned Loan Documents.
(c)First Lien; Valid Assignment. The Collaterally Assigned Mortgage is a legal, valid and enforceable first lien on the Fee Owner’s fee interest in the Mortgaged Property in the outstanding principal amount of the Collaterally Assigned Loan (subject only to Permitted Encumbrances). To Borrower’s knowledge, no rights exist which under law could give rise to any mechanics’ liens, materialmen’s liens and other similar encumbrances that would be prior to or equal with the lien of such Collaterally Assigned Mortgage. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Collaterally Assigned Loan establishes and creates a valid and enforceable lien on property described therein. The Collaterally Assigned ALR creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the lease or leases, subject only to a license granted to Fee Owner to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property. The Collaterally Assigned Mortgage provides for, upon the occurrence of a Collaterally Assigned Loan Default, the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee. The Collaterally Assigned Loan Documents establish a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the applicable Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property owned by Fee Owner (creation and perfection of which is governed by the Uniform Commercial Code and for which the filing and/or recording of a UCC-1 financing statement may perfect such security interest) and necessary to operate the Mortgaged Property in its current use. The provisions of this Loan Agreement and the other Loan Documents are effective to create in favor of Lender a valid security interest in all right, title and interest of Borrower in, to and under the Collateral. Upon (i) receipt by Lender of the Collateral File and (ii)  the filing of a UCC-1 financing statement naming Lender as “Secured Party” and Borrower as “Debtor” and describing the Collateral, as necessary, Lender shall have a fully perfected first priority security interest in all of Borrower’s right, title and interest in, to and under such Collateral.
(d)Compliance with Laws. The Collaterally Assigned Loan and the Collateral File are in compliance with the requirements of all applicable laws, rules, regulations and orders now in effect of any applicable Governmental Authority (including, without limitation, all Hazardous Materials Laws).
(e)Outstanding Balance. As of the Effective Date, the outstanding principal balance under the Collaterally Assigned Loan is $0.00 and payments of interest on the Collaterally Assigned Note have been paid in full through the Effective Date.
(f)Offsets or Defenses. There is no valid offset, defense, counterclaim or right of rescission available to Fee Owner with respect to the Collaterally Assigned Loan Documents that would deny Borrower the principal benefits intended to be provided by the Collaterally Assigned Loan Documents.
(g)Hazardous Materials. Borrower has delivered to Lender true, correct and complete copies of all Phase I environmental site assessments, Phase II environmental site assessments (if applicable) or other environmental reports reasonably requested by Lender, and all other environmental assessments and reports received by Borrower with respect to the Mortgaged Property. Except as disclosed in any such Phase I environmental site assessments, Phase II environmental site assessments or other environmental assessments and reports provided by Borrower, Borrower has not received written notification of potential or known liability from any Governmental Authority relating to any Hazardous Materials on or affecting the Mortgaged Property or any violation of any Hazardous Materials Laws arising from the ownership or operation of the Mortgaged Property, including relating to wetlands or the past or present contamination, presence, use, storage, handling, transportation, treatment, disposal, or release of Hazardous Materials.
(h)Cross Collateralization. The Mortgaged Property does not secure the repayment of any loans or any Indebtedness other than the Collaterally Assigned Loan.
(i)No Subordinate Liens. Except for Permitted Encumbrances, neither Borrower nor its Affiliates have consented to any subordinate lien encumbering the Mortgaged Property. There are no preferred equity interests held by Borrower or its Affiliates in Fee Owner. There is no mezzanine debt related to the Mortgaged Property.
(j)Title Insurance. The Collaterally Assigned Loan is insured under the Mortgagee Title Policy. The Mortgagee Title Policy is in full force and effect and all premiums thereon have been paid. Borrower has not done, by act or omission, anything that would materially impair the coverage under the Mortgagee Title Policy. No claims have been made under the Mortgagee Title Policy, and to Borrower’s knowledge, no prior holder or Servicer of the Collaterally Assigned Mortgage, including Borrower, has done, by act or omission, anything which would impair the coverage of the Mortgagee Title Policy. Borrower has not failed to disclose any fact to the issuer of the Mortgagee Title Policy that, if not disclosed, would have a material adverse effect on Borrower’s rights under the Mortgagee Title Policy. There are no restrictions in the Mortgagee Title Policy that would prevent the Mortgagee Title Policy from inuring to the benefit of Lender, including as successor to Borrower’s interest.
(k)Taxes and Assessments. To Borrower’s knowledge, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property that is or could become a lien on such Mortgaged Property that became due and owing prior to the date hereof with respect to such Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes and assessments shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(l)Casualty and Condemnation. The Mortgaged Property is undamaged by waste, fire, earthquake, flood or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Collaterally Assigned Loan or the use for which the premises were intended. There is no proceeding pending or, to Borrower’s knowledge, in each case, threatened, regarding the total or partial condemnation of any of the Mortgaged Property.
(m)Escrow Deposits. All escrow deposits and payments required pursuant to the Collaterally Assigned Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of Borrower, and there are no material deficiencies (subject to any applicable grace or cure periods) in connection therewith.
(n)No Default. To Borrower’s knowledge, there is (i) no default, breach, violation or event of acceleration existing under the Collaterally Assigned Loan, or (ii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration by any party thereunder.
(o)Bankruptcy. To Borrower’s knowledge, neither the Mortgaged Property nor any portion thereof, is the subject of, and neither Fee Owner nor any Underlying Guarantor is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.
(p)Servicing. The servicing and collection of the Collaterally Assigned Loan by Borrower or any Affiliate of Borrower and by any Servicers engaged by Borrower has complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Accepted Servicing Practices. Borrower or any Servicer engaged by or on behalf of Borrower has sufficient resources to monitor and obtain information regarding the performance of the Collaterally Assigned Loan such that Borrower will receive actual notice of any circumstance that would render materially false any representation or warranty made pursuant to this Section 10.01.
(q)Advance of Funds by Borrower. No advance of funds has been made by Borrower to Fee Owner other than in accordance with the applicable Collaterally Assigned Loan Documents, and, to Borrower’s knowledge, no funds have been received from any Person other than Fee Owner or an affiliate of Fee Owner for, or on account of, payments due on the Collaterally Assigned Loan (other than as contemplated by the applicable Collaterally Assigned Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the lease or the applicable Collaterally Assigned Loan Documents).
(r)Litigation. To Borrower’s knowledge, there is no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving the Fee Owner, any Underlying Guarantor or the Mortgaged Property.
(s)No Reliance on Lender. Borrower is experienced in the making and servicing of loans similar to the Collaterally Assigned Loan and Borrower and Lender have and are relying solely upon Borrower’s expertise and business plan in connection with the making and servicing of the Collaterally Assigned Loan. Borrower is not relying on Lender’s expertise or business acumen in connection with the Collateral or the Collaterally Assigned Loan.
(t)Knowledge. Borrower’s statements made in this Section 10.01 “to Borrower’s knowledge” shall include Borrower’s actual and inquiry notice, in each case, of such circumstances.

10.02Covenants Regarding the Collaterally Assigned Loan. Borrower covenants and agrees with Lender that, so long as the Loan is outstanding and until payment in full of all Secured Obligations:
(a)Conversion of Mortgaged Property to REO Property. Borrower shall not Convert the Mortgaged Property to REO Property without satisfaction of the Conversion Conditions. Further, Borrower shall only declare the Collaterally Assigned Note to be immediately due and payable, bring any action to foreclose the lien of the Collaterally Assigned Mortgage, conduct a foreclosure sale pursuant to a power of sale, accept a deed (or assignment) in lieu of foreclosure, appoint a receiver for the collection of rents or other revenue, file or approve any plan in any bankruptcy proceeding involving Fee Owner, Pledgor, Underlying Guarantors, the Mortgaged Property or the Fee Owner Equity Interests, bring any suit on the Collaterally Assigned Note to collect the debt thereunder or consent to a forbearance agreement as permitted by and in accordance with Section 10.06(a) hereof.
(b)Servicing. Borrower shall cause the Collaterally Assigned Loan to be serviced in accordance with Accepted Servicing Practices and shall perform its obligations as “lender” and “agent” under the Collaterally Assigned Loan Documents. Borrower shall diligently enforce the performance and observance of each and every condition and covenant of Fee Owner and Underlying Guarantors under the Collaterally Assigned Loan Documents, including but not limited to, the obligation to make payments in accordance with the Collaterally Assigned Note and the other Collaterally Assigned Loan Documents and the covenants pertaining to the ownership, construction, operation and maintenance of the Mortgaged Property.
(c)Amendments and Modifications to the Collaterally Assigned Loan. Borrower shall not make, or consent or assent to, or permit Servicer or any other party to make, or consent or assent to, an amendment, modification, waiver, full or partial release or termination to the Collaterally Assigned Loan Documents without the prior written consent of Lender, such consent to be granted or withheld in Lender’s sole and absolute discretion. In all events, Borrower shall not permit a subordination of the Lien of the Collaterally Assigned Mortgage to any Lien that is not a Permitted Encumbrance. Further, Borrower shall not waive or release Fee Owner or any Underlying Guarantor from the performance or observance of any obligation, covenant or condition under the Collaterally Assigned Loan Documents.
(d)Consents and/or Approvals under the Collaterally Assigned Loan Documents. Without Lender’s express prior written consent, Borrower shall not provide any consent or approval for which Borrower’s consent or approval is required under the Collaterally Assigned Loan Documents in connection with any of the following matters:
(i)modifying or amending the Business Plan Budget (as defined in the Collaterally Assigned Loan Agreement) or approving, modifying or amending the Annual Budget (as defined in the Collaterally Assigned Loan Agreement) or any other operating or construction budget submitted to Borrower by Fee Owner;
(ii)approving any lease;
(iii)applying any proceeds, rents, collateral, reserves, or any other collateral held by Borrower when, pursuant to the Collaterally Assigned Loan Documents, Borrower is permitted to apply any such proceeds, rents, collateral, reserves, or any other collateral held by Borrower in Borrower’s discretion. For the purposes of clarity, any sums which may be applied by Borrower to any sums due and owing to Borrower under the Collaterally Assigned Loan Documents during a Collaterally Assigned Loan Default shall be remitted to Lender for application by Lender to the Loan in accordance with Section 2.03(c);
(iv)amending or modifying any organizational documents of Fee Owner or Pledgor;
(v)consenting to any zoning reclassification of all or any portion of the Mortgaged Property;
(vi)determining that any provisions with respect to insurance or the application of proceeds thereof have been satisfied;
(vii)consenting to or approving a transfer of any direct or indirect interest in Fee Owner or the incurrence of additional secured or unsecured debt;
(viii)waiving any “due-on-sale” or due-on-encumbrance” clause;
(ix)approving (x) the amendment, surrender, termination, cancellation, modification, assignment, renewal or extension of any property management agreement with respect to the Mortgaged Property, (y) any material written waiver under the property management agreement with respect to the Mortgaged Property, or (z) the entering into any other agreement relating to the management of the Mortgaged Property;
(x)consenting to any alteration with respect to the Mortgaged Property;
(xi)entering into and/or approving a deposit account control agreement;
(xii)determining calculations with respect to any financial covenants set forth in the Collaterally Assigned Loan Documents, including, without limitation, the Loan-to-Value Ratio (as defined in the Collaterally Assigned Loan Agreement);
(xiii)approving any change order;
(xiv)accepting a lower retainage percentage than otherwise expressly permitted in the Collaterally Assigned Loan Agreement, consenting to the early release of retainage, or disbursing the final retainage amount;
(xv)reallocating or applying “contingency”;
(xvi)modifying or amending the Plans and/or any construction timeline in connection therewith;
(xvii)determining and/or approving any costs savings;
(xviii)approving any payment and performance surety bonds or “Subguard” insurance;

(xix)approving (A) any design or construction agreement (including, without limitation, the agreement between Fee Owner and Borrower’s Architect, the General Contractor’s Agreement or any Trade Contract) or the surrender, termination, cancellation, modification, amendment of any of the foregoing agreements and (B) the Plan and Cost Review;
(xx)approving the entering into or (x) the amendment, surrender, termination, cancellation, modification, assignment, renewal or extension of any development or management agreement or any other material agreement with respect to the Mortgaged Property, or (y) any waiver with respect to any of the foregoing;
(xxi)approving any advance of the Collaterally Assigned Loan; and
(xxii)determining and/or confirming that substantial completion has occurred or approving any extension of time in connection therewith.
Notwithstanding anything herein to the contrary contained herein, in no event shall Borrower approve a discounted payoff of the Collaterally Assigned Loan unless the Loan and all obligations hereunder have been paid in full in connection therewith.
(e)Assignment and/or Participation. Notwithstanding anything to the contrary in any of the Collaterally Assigned Loan Documents, Borrower shall not sell, assign or pledge any interest whatsoever (including any participation or similar interest) in or to any of the Collaterally Assigned Loan Documents. For the avoidance of doubt, the immediately preceding prohibition on assignment includes any assignment by operation of law.
(f)Deliverables. Borrower shall deliver to Lender:
(i)within five (5) Business Days after receipt or issuance, the following:
(A)copies of any and all notices (x) received from Fee Owner or Underlying Guarantors, any of their Affiliates or any other Person with respect to any of the Collaterally Assigned Loan Documents, the Mortgaged Property, the Collateral, the Fee Owner, the Underlying Guarantors or any or all of them and (y) provided by Borrower or any of its Affiliates to Fee Owner or Underlying Guarantors, any of their Affiliates or any other Person with respect to any of the Collaterally Assigned Loan Documents or the Mortgaged Property;
(B)copies of any and all documents, reports, inspections or notices with respect to the Mortgaged Property, including, without limitation, any draw request, tax statements, assessments, notices of violation, notices of rezoning, rent rolls, operating statements, annual balance sheets, annual budgets and any other financial information provided by Fee Owner or Underlying Guarantors to Borrower in accordance with the provisions of the Collaterally Assigned Loan Agreement or the

provisions of the Collaterally Assigned Guaranties, or any other relevant notices;
(C)copies of all requests for consents or waivers requiring Lender’s approval pursuant to the provisions of this Section 10, together with any supporting documentation received;
(ii)simultaneous with the delivery to Fee Owner, copies of notices of a Collaterally Assigned Loan Default or an acceleration, any foreclosure notice or other material correspondence provided to Fee Owner.
(g)Waiver of Defenses of Fee Owner and Underlying Guarantors. Borrower hereby waives any right Borrower may have, if any, to assert any defenses or claims, in each case, of the Fee Owner or any party claiming by or through the Fee Owner, against Lender. Without limiting the generality of the immediately preceding sentence, Borrower specifically acknowledges that no determination, in each case, of commercial impracticability, frustration of purpose, or other doctrine in law or equity regarding the Collaterally Assigned Loan and the documentation thereof may be construed to allow Borrower to avoid any obligation under the Loan Documents; for the avoidance of doubt, any impairment of the Mortgaged Property, including any that may be construed to make the Mortgaged Property commercially impracticable or frustrate the purpose of the Mortgaged Property, shall not be construed to mean that Borrower’s payment and performance obligations under the Loan Documents have been made commercially impracticable or that the purpose of the Loan has been frustrated. For the further avoidance of doubt and without limiting the generality of the other provisions of this Section 10.02(g), includes circumstances affecting the Mortgaged Property, the Fee Owner or the Underlying Guarantors, in each case, related to Hazardous Materials Laws. The parties agree that the provisions of this Section 10.02(g) represent a bargained for allocation of risk between the parties hereto. Borrower represents and warrants to Lender that Borrower understands the allocation of risk contained in this Section 10.02(g) and that Borrower and party claiming by or through Borrower, in each case, shall be estopped from asserting against Lender any defenses or claims that the Fee Owner and/or the Underlying Guarantors may have against Borrower, Lender, or any other Person.
(h)Collaterally Assigned Loan Default.
(i)From and after the occurrence of a Collaterally Assigned Loan Default, interest shall accrue at the increased Interest Rate (as more specifically provided in the definition of “Interest Rate’) or the Default Rate, as applicable. A Collaterally Assigned Loan Default shall constitute a Continuing Collaterally Assigned Loan Default hereunder unless, within sixty (60) days after the occurrence of such Collaterally Assigned Loan Default and after giving effect to any notice or cure period with respect thereto under the Collaterally Assigned Loan Documents, either (1) Borrower fully repays the Loan in accordance with Section 2.03 above or (2) the following conditions are satisfied: (A) either (x) the Loan to Value Ratio of the Mortgaged Property (based on an Appraisal dated not earlier than thirty (30) days immediately before and not later than fifteen (15) days immediately following the occurrence of the Collaterally Assigned Loan Default) does not exceed fifty percent (50%) or (y) in the event the Loan To Value Ratio fails to satisfy clause (x) above, Borrower, within fifteen (15) days after receipt of such Appraisal, prepays the Loan in an amount that would cause the Loan to Value Ratio to be equal to or less than fifty percent (50%); (B) Borrower funds the Reserve Account in the amount as Lender determines is necessary to pay debt service on the Loan through the date that is one hundred eighty (180) days following the occurrence of such Collaterally Assigned Loan Default; (C) Borrower reaffirms its obligation to enforce the terms of the Collaterally Assigned Loan Documents in accordance with the terms thereof and this Loan Agreement; (D) Borrower shall commence, and thereafter diligently pursue, an action to foreclose on the Mortgaged Property or accept a deed-in-lieu thereof, in each case, in accordance with the terms of this Loan Agreement and deliver to Lender copies of all documentation reasonably requested by Lender with respect to such foreclosure action, deed-in-lieu or secured party sale; and (E) no Default or Event of Default shall exist and be continuing. Failure to comply with any of the foregoing shall constitute an immediate Event of Default hereunder.
(ii) Additionally, regardless of Borrower’s satisfaction of clauses (h)(i)(2)(A) – (E), a Collaterally Assigned Loan Default shall constitute an Continuing Collaterally Assigned Loan Default and an Event of Default hereunder within one hundred eighty (180) days of the occurrence of a Collaterally Assigned Loan Default; provided that such initial one hundred eighty (180) day period may be extended by an additional one hundred eighty (180) days if the following conditions are satisfied prior to the expiration such initial one hundred eighty (180) day period: (A) either (x) the Loan to Value Ratio of the Mortgaged Property (based on an Appraisal dated not earlier than thirty (30) days immediately before and not later than fifteen (15) days immediately following the commencement of such additional one hundred eighty (180) day period) does not exceed fifty percent (50%) or (y) in the event the Loan To Value Ratio fails to satisfy clause (x) above, Borrower, within fifteen (15) days after receipt of such Appraisal, prepays the Loan in an amount that would cause the Loan to Value Ratio to be equal to or less than fifty percent (50%); (B) Borrower funds the Reserve Account in the amount as Lender determines is necessary to pay debt service on the Loan through such additional one hundred eighty (180) day period; (C) Borrower reaffirms its obligation to enforce the terms of the Collaterally Assigned Loan Documents in accordance with the terms thereof and this Loan Agreement; (D) Borrower has commenced, and is diligently pursuing, an action to foreclose on the Mortgaged Property or accept a deed-in-lieu thereof in accordance with the terms of this Loan Agreement and deliver to Lender copies of all documentation reasonably requested by Lender with respect to such foreclosure action, deed-in-lieu or secured party sale; and (E) no Default or Event of Default shall exist and be continuing. Failure to comply with any of the foregoing shall constitute an immediate Event of Default hereunder.
10.03Additional Collateral and Further Information.
(a)Borrower acknowledges that Lender has the right to perform continuing due diligence reviews with respect to the Collaterally Assigned Loan and Borrower, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable prior written notice, unless an Event of Default shall have occurred and is continuing in which case no notice is required, to Borrower, Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Collateral File and any and all documents, information, records and reports relating to the Collaterally Assigned Loan in the possession or under the control of Borrower. Borrower also shall make available to Lender a knowledgeable officer or representative during normal business hours for the purpose of answering questions with respect to the Collateral File and the Collaterally Assigned Loan. Borrower shall use commercially reasonable efforts to permit agents, representatives and employees of

Lender to inspect the Mortgaged Property or any part thereof at reasonable business hours upon reasonable advance written notice. Borrower further agrees that Borrower shall pay all reasonable Expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 10.03, excluding, however, any internal administrative and underwriting costs of Lender.
(b)From time to time, Borrower shall forward to Lender additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of the Collaterally Assigned Loan approved or entered into in accordance with the terms of this Loan Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Lender a true copy thereof with an Officer’s Certificate certifying, to Borrower’s knowledge, that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Borrower shall deliver such original documents to Lender promptly when they are received. With respect to the Collaterally Assigned Loan, Borrower hereby appoints Lender as its attorney-in-fact effective only during the continuation of an Event of Default with full power to (i) complete and record any Assignment of Deed of Trust and/or Assignment of Assignment of Leases and Rents, (ii) complete the endorsement of any Collaterally Assigned Note, and (iii) take such other steps as may be necessary or desirable to enforce Lender’s rights against the Collaterally Assigned Loan and the Collateral File and the Servicing Records. All or any portion of the Collateral File not delivered to Lender or its designee are and shall be held by Borrower or its designee for the benefit of Lender as the holder of a first priority security interest therein. Borrower or its designee shall maintain a copy of the Collateral File and the originals of the Collateral File not delivered to Lender or its designee. The possession of the Collateral File by Borrower or its designee is at the will of Lender for the sole purpose of servicing the Collaterally Assigned Loan, and such retention and possession by Borrower or its designee is in a custodial capacity only.
(c)If any amount payable under or in connection with any of the Collaterally Assigned Loan shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the Uniform Commercial Code), such promissory note, instrument or chattel paper shall be immediately delivered to Lender or its designee, duly endorsed in a manner satisfactory to Lender or if any collateral or other security shall subsequently be delivered to Borrower in connection with the Collaterally Assigned Loan, Borrower shall immediately deliver or forward such item of collateral or other security to Lender, together with such instruments of assignment as Lender may request.
(d)Borrower shall not accept a letter of credit or additional collateral unless Borrower has (i) caused Lender to have a perfected security interest in such letter of credit or additional collateral in accordance with the terms specified by Lender, (ii) has provided to Lender documentation reasonably acceptable to Lender evidencing Lender’s security interest, (iii) has delivered such letter of credit and/or additional collateral, as applicable, to Lender, together with reasonable supporting documentation relating thereto, and (iv) has collaterally assigned to Lender all of Borrower’s right, title and interest in and to the letter of credit and/or additional collateral as additional collateral for the Loan;

10.04Servicing.
(a)Borrower covenants to maintain or cause the servicing of the Collaterally Assigned Loan to be maintained in conformity with Accepted Servicing Practices. Borrower shall, or shall cause Servicer to (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Lender in the Collaterally Assigned Loan or any payment thereunder. Lender may terminate the servicing of the Collaterally Assigned Loan with the then existing servicer in accordance with Section 10.04(e) hereof.
(b)If the Collaterally Assigned Loan, or any portion thereof, is serviced or subserviced by Borrower, (i) Borrower acknowledges that Lender is the collateral assignee of all Servicing Rights and servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Collaterally Assigned Loan (the “Servicing Records”) and (ii) Borrower shall (or shall cause Servicer to) safeguard all Servicing Records so long as the Collaterally Assigned Loan are subject to this Loan Agreement and, at Lender’s request during the continuance of an Event of Default, shall promptly deliver (or cause Servicer to promptly deliver) all such Servicing Records to Lender or its designee.
(c)If the Collaterally Assigned Loan, or any portion thereof, are serviced or subserviced by a third party Servicer or sub-servicer, Borrower shall (i) include in the Servicing Agreement such matters as Lender may reasonably request, including, without limitation, (w) Lender’s rights to indemnification and to recovery against any Servicer or sub-servicers insurance; (x) recognition by the Servicer of Lender’s security interest in the Collaterally Assigned Loan; (y) rights of Lender, upon reasonable and customary advance written notice, to inspect the books and records of the Servicer with respect to the Collaterally Assigned Loan; and (z) the Servicer’s agreement that upon receipt of notice of an Event of Default from Lender, it will only follow the instructions of Lender with respect to the Collaterally Assigned Loan and any Collections with respect thereto and (ii) cause the Servicer and any sub-servicers engaged by Borrower to execute a letter agreement with Lender acknowledging Lender’s security interest in the Collaterally Assigned Loan and the Servicing Agreement and agreeing that such Servicer or sub-servicer shall apply all Collections with respect to the Collaterally Assigned Loan as directed by Lender. Any successor to the Servicer or any sub-servicer shall be approved in writing by Lender prior to such successor’s assumption of servicing obligations with respect to the Collaterally Assigned Loan.
(d)Borrower shall not, and shall not permit Servicer to, employ sub-servicers to service the Collaterally Assigned Loan without the prior written approval of Lender which shall not be unreasonably withheld, conditioned or delayed. If the Collaterally Assigned Loan is serviced by a sub-servicer, Borrower shall irrevocably assign all rights, title and interest in the servicing agreement with such sub-servicer to Lender.
(e)Upon the occurrence and during the continuance of an Event of Default hereunder or a default by the Servicer under the Servicing Agreement (to the extent a Servicing Agreement then exists), Lender shall have the right to immediately terminate, and/or to require Borrower to immediately terminate, Borrower’s, the Servicer’s and/or any sub-servicer’s right to service the Collaterally Assigned Loan and

Lender shall not be responsible for payment of any penalty or termination fee, and shall have the right to appoint a successor servicer acceptable to Lender. Borrower shall, and shall cause Servicer and any sub-servicer to, cooperate in transferring the servicing of the Collaterally Assigned Loan to a successor servicer appointed by Lender in its sole discretion.
(f)If Borrower discovers that, for any reason whatsoever, any entity responsible to Borrower by contract for managing or servicing the Collaterally Assigned Loan has failed to materially perform Borrower’s obligations under the Loan Documents or any of the material obligations of such entities with respect to the Collaterally Assigned Loan, Borrower shall promptly notify Lender.
(g)Borrower shall cause the Servicer and any sub-servicer to provide a copy of each report and notice sent to Borrower to be sent to Lender concurrently therewith.
(h)Borrower shall be responsible for paying all costs, fees and expenses payable to the Servicer and any sub-servicer for services performed pursuant to the Servicing Agreement or otherwise.
(i)Notwithstanding anything to the contrary contained herein, this Loan Agreement and the other Loan Documents shall control over any and all contrary, conflicting or otherwise incompatible terms contained in the Servicing Agreement.
10.05Protective Advances. In the event of the failure of Fee Owner to pay taxes, insurance premiums, costs, or any other charges required by the Collaterally Assigned Loan Documents to be paid by Fee Owner that may become liens against the Mortgaged Property or any part thereof, or otherwise if determined by Borrower to be commercially prudent in order to construct the Mortgaged Property or preserve the collateral for the Collaterally Assigned Loan or to otherwise protect or enforce Borrower’s liens and security interests under the Collaterally Assigned Mortgage and other Collaterally Assigned Loan Documents or otherwise to pay for expenditures that are emergency in nature and that the Borrower believes are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property (any such amount, a “Protective Advance”), Borrower shall notify Lender of the amount estimated by Borrower to be required under this Section 10.05, together with supporting documentation related thereto. Additionally, Lender may independently learn and determine that a Protective Advance is required and may notify Borrower of the amount estimated by Lender to be required under this Section 10.05. In either such case, Borrower shall promptly advance to or on behalf of Fee Owner such Protective Advance. In the event that (x) Borrower does not advance such Protective Advance within ten (10) days after notification to Lender and/or request from Lender, or (y) Lender reasonably believes such Protective Advance is commercially prudent in order to preserve the collateral for the Collaterally Assigned Loan or otherwise pay for expenditures that are emergency in nature and that Lender believes are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic hard to the Mortgaged Property, or prevent a lapse of insurance coverage, Lender may, but is not obligated to, make such Protective Advance. All Protective Advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Section 10.05, together with interest on those amounts at the Default Rate, from the time paid by the Lender until repaid by the Borrower, are deemed to be principal outstanding under this Loan Agreement and the Note.

10.06Enforcement of Collaterally Assigned Loan Documents.
(a)Borrower shall have the right, without the prior consent of Lender, to accelerate the Collaterally Assigned Loan and commence and prosecute a foreclosure proceeding (including the appointment of a receiver or other typical appointments or proceedings) or accept a deed-in-lieu (each of which are subject to the remainder of this Section 10.06(a)). Notwithstanding the foregoing, while there exists a Collaterally Assigned Loan Default, Borrower shall not take any other action under the Collaterally Assigned Loan Documents without the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein or in any of the Loan Documents to the contrary, Borrower may not complete a foreclosure action on the Mortgaged Property or the Fee Owner Equity Interests or accept a deed (or assignment)-in-lieu thereof, in each case, and thereby Convert the Mortgaged Property to REO Property, unless and until such time as Borrower and Lender have entered into Replacement Mortgage Documents and Replacement Guaranties, which Replacement Mortgage Documents and Replacement Guaranties shall be held in escrow and may be recorded by Lender against the Mortgaged Property in Lender’s sole discretion following the Conversion of the Mortgaged Property to REO Property. Borrower hereby agrees to execute, procure and deliver the Replacement Mortgage Documents, Replacement Guaranties, customary corporate authority documents, organizational documents and legal opinions relating to the Conversion, the Replacement Mortgage Documents and the Replacement Guaranties, and any and all such documents and instruments as Lender may reasonably require to evidence such first lien and security interest, including without limitation, a loan policy of title insurance insuring the validity and priority of such lien on the Mortgaged Property (unless, as determined by Lender in its sole discretion, the existing mortgage title policy insuring Borrower, as lender, insures Lender as a successor and assign).
(b)At a foreclosure sale of the Mortgaged Property or the Fee Owner Equity Interests in which there are no third-party bidders, Borrower shall place a credit bid and/or announce an upset price in an amount it shall determine in its commercially reasonable business discretion. Notwithstanding anything to the contrary in the Loan Documents, unless otherwise consented to by Lender (which consent shall be granted or withheld in the sole discretion of Lender), if there are any third-party bidders at such foreclosure sale, Borrower shall place a credit bid in excess of the highest third-party bid, but in no event shall Borrower be required to place a credit bid or announce an upset price in excess of an amount which would repay in full the Collaterally Assigned Loan.
(c)To the extent (x) Borrower elects or proposes a course of action other than accelerating the Collaterally Assigned Loan and prosecuting a foreclosure proceeding or accepting a deed-in-lieu of foreclosure or (y) within thirty (30) Business Days after the occurrence of a Collaterally Assigned Loan Default, Borrower has not commenced or caused the commencement of a foreclosure proceeding, Borrower shall deliver to the Lender a proposed course of action (an “Action Plan”) with respect to such Collaterally Assigned Loan Default and shall inform the Lender, from time to time, of any changes thereto. Any Action Plan with respect to a Collaterally Assigned Loan Default shall be subject to the Lender’s approval, in its sole discretion. In no event may (i) the Lender’s approval of an Action Plan that contemplates any actions, events, circumstances or other matters that go beyond the Maturity Date constitute an extension of the Maturity Date, unless otherwise specifically agreed in writing by the Lender that expressly waives the requirements herein related to an extension of the Maturity Date, or (ii) any Collaterally Assigned Loan Default excuse the Borrower from the full and timely payment and performance of all of its obligations hereunder, including timely payment of the Indebtedness in full on or before the Maturity Date.

(d)Upon Lender’s approval of an Action Plan (such Action Plan, an “Approved Action Plan”), Borrower shall keep the Lender fully informed of all material developments with respect to an Approved Action Plan, and, upon the Lender’s request, will provide the Lender with updates with respect to all actions and developments with respect to any Approved Action Plan. Further, Borrower shall promptly undertake on a diligent basis the remedial measures set forth in the Approved Action Plan.
(e)If within ninety (90) days immediately following the occurrence of a Collaterally Assigned Loan Default (x) Lender has not approved an Action Plan and/or (y) a foreclosure proceeding has not been commenced or (z) Borrower has not accepted a deed in lieu of foreclosure approved by Lender and otherwise in accordance with this Loan Agreement, Borrower shall send a written notice to Lender asking for the approval of Lender to commence a foreclosure proceeding. The notice shall set forth the specific date by which Lender’s approval or disapproval of such action must be given. In the event Borrower does not receive the written approval or disapproval of Lender to commence a foreclosure proceeding within ten (10) Business Days after Borrower has effected such notice, then Borrower shall send a second reminder notice via next day Federal Express, UPS or a similar internationally recognized overnight delivery service. The second reminder notice shall, at the top of such notice, set forth a legend in all caps and bolded text as follows: “THIS IS A REMINDER NOTICE RELATING TO THE APPROVAL TO COMMENCE A FORECLOSURE PROCEEDING CONCERNING THE LOAN TO [_________], REQUESTED BY BORROWER IN THAT CERTAIN NOTICE DATED AS OF [____]. IF BORROWER DOES NOT RECEIVE A WRITTEN APPROVAL OR DISAPPROVAL FROM THE ADDRESSEE OF SUCH ACTION WITHIN TEN (10) BUSINESS DAYS AFTER THE DATE HEREOF, WHICH DATE IS [_____], SUCH ADDRESSEE SHALL BE DEEMED TO HAVE APPROVED SUCH ACTION OR DECISION.” If Borrower does not receive from Lender written approval or disapproval to commence a foreclosure proceeding within ten (10) Business Days after the second reminder notice, Lender shall be deemed to have approved the commencement of a foreclosure proceeding and Borrower shall immediately commence and diligently prosecute a foreclosure proceeding. Lender’s deemed approval of pursuant to this Section 10.06(e) shall not be construed, in each case, as (i) an election of remedies by Lender; (ii) Lender’s waiver of any right or remedy under this Loan Agreement or any other Loan Document except as expressly provided by the terms of this Section 10.06(e); or (iii) a limitation on Lender’s authority to approve any subsequent decisions or similar requests for which Lender’s consent may be required under the Loan Documents.
(f)In the event that the Lender requires the commencement of a foreclosure proceeding or other exercise of remedies, to the extent not already done so, Borrower shall declare the outstanding principal amount of the Collaterally Assigned Loan, all interest thereon, and all other amounts payable under the Collaterally Assigned Loan Documents to be immediately due and payable and shall promptly commence and thereafter diligently pursue such foreclosure proceeding. If, after commencing such foreclosure proceeding, Borrower is directed to cease such action or take another course of action by the Lender, Borrower shall follow such direction.
(g)Borrower hereby agrees, at the written request of Lender following a Collaterally Assigned Loan Default continuing for sixty (60) days, to (i) diligently pursue its rights and remedies, in law or in equity or otherwise, under the Collaterally Assigned Guaranties (a “Guaranty Claim”), (ii) consult with Lender regarding the calculation of the amount of the “Guaranteed Obligations” demanded pursuant to such Guaranty Claim and (iii) promptly pay any sum that is awarded to Borrower in any action brought by Borrower with respect to a Guaranty Claim, and any amount paid in settlement of such claim, to Lender as additional collateral for the Loan, which may be used by Lender to repay the Indebtedness hereunder.
(h)At any time subsequent to the occurrence of a Collaterally Assigned Loan Default, Lender shall have the right, by delivering notice to Borrower, to cause Borrower to (i) convene a meeting of Borrower and Lender no sooner than ten (10) Business Days after the date of such notice, (ii) set an agenda of items to be discussed and voted on at such meeting (which items shall be set forth in such written notice), and (iii) cause such items to be discussed and voted on at such meeting.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as a deed as of the day and year first above written.
LENDER:
CUSTOMERS BANK
By:    /s/: Rodrigo Da Silva
Name: Rodrigo Da Silva
Title: Authorized Signatory

[Signature Page – Loan and Security Agreement]

BORROWER:
BSPRT OLIVER FINANCE, LLC,
a Delaware limited liability company

By: /s/: Micah Goodman
Name: Micah Goodman
Title: Authorized Signatory

[Signature Page – Loan and Security Agreement]

SCHEDULE 1
COLLATERALLY ASSIGNED LOAN DOCUMENTS
1.Promissory Note made by The Oliver, LLC (“Fee Owner”) in favor BSPRT CRE FINANCE, LLC (“Original Lender”)
2.Deed of Trust and Security Agreement made by Fee Owner to Morehead Title Company for the benefit of Original Lender
3.Loan Agreement made by and between Fee Owner and Original Lender
4.Assignment of Leases and Rents made by Fee Owner in favor of Original Lender
5.UCC-1 Financing Statements (Mecklenburg County and Delaware State)
6.Guaranty of Completion made by Clayton H. Fowler and Jonathan Cohen (collectively, “Guarantor”), for the benefit of Original Lender
7.Guaranty of Recourse Obligations made by Guarantor for the benefit of Original Lender
8.Environmental Indemnity Agreement made by Guarantor and Fee Owner in favor of Original Lender
9.Assignment of Contracts, Licenses and Permits by Fee Owner for the benefit of Original Lender
10.Assignment of Development Services Agreement and Subordination of Development Fees by Fee Owner for the benefit of Original Lender, and consented to by CFJC Charlotte I Manager LLC
11.Assignment of Management Agreement and Subordination of Management Fees by Fee Owner in favor of Original Lender, and consented to by BELL Partners Inc.
12.Cash Management Agreement by and among Fee Owner, Original Lender and Signature Bank
13.Deposit Account Control Agreement by and among Fee Owner, Original Lender and Signature Bank
14.All appraisal, environmental, engineering, zoning, and other reports relating to the Property, and all casualty insurance policies, liability insurance policies, flood insurance policies, and title insurance policies delivered in connection with the June 22, 2021 closing of the loan
15.Assignment of Underlying Loan Documents from Original Lender to Assignor Collateral
[Signature Page – Loan and Security Agreement]

16.
[Signature Page – Loan and Security Agreement]

SCHEDULE 2
ELEMENTS OF COLLATERAL FILE
1.UCC-1 Financing Statements (Mecklenburg County and Delaware State)
2.Enforceability opinion of Fee Owner’s counsel*

3.Authority to file opinion of Fee Owner’s counsel*

4.State law opinion of Fee Owner’s counsel*

5.Local opinion of Fee Owner’s counsel*

6.Borrower’s Certification*

7.Escrow Letter*

8.All appraisal, environmental, engineering, zoning, and other reports relating to the Property, and all casualty insurance policies, liability insurance policies, flood insurance policies, and title insurance policies delivered in connection with the July 22, 2021 closing of the loan*

* a .pdf copy has been provided to Lender by Borrower
Sched. 1-1

SCHEDULE 3

ORGANIZATIONAL CHART

BSPRT Oliver Finance, LLC Organizational Structure

Benefit Street Partners L.L.C. (Advisor)
Advisory Agreement
*Franklin BSP Realty Trust, Inc. (NYSE: FBRT) (REIT)
General Partner Interest
100%
100%
100%
Benefit Street Partners Realty Operating Partnership, L.P. (Operating Partnership)
Limited Partner Interest
Benefit Street Partners Realty Trust LP, LLC
100%
BSPRT OP SUB I, LLC (Revolver Counterparty)
100%
BSPRT CRE Finance, LLC (Balance Sheet Lender)
100%
BSPRT Oliver Finance, LLC

*Formed in the state of Maryland. All other entities are formed in the state of Delaware.

Sched. 3-1

SCHEDULE 4

DRAW REQUEST

Requisition No. [***___ ***]

LENDER: CUSTOMERS BANK	BORROWER: BSPRT OLIVER FINANCE, LLC
DATE: _________	PREMISES:
PERIOD COVERED: _________ to _________

Pursuant to that certain Loan and Security Agreement, dated as of _________, by and between Borrower and Lender (the “Loan Agreement”), Borrower hereby authorizes and requests an Advance in the amount of $____________________ for amounts to be advanced to Fee Owner pursuant to the Collaterally Assigned Loan Agreement in accordance with the Fee Owner Draw Request attached hereto as Exhibit 1, and the amount of $______________ for payment of interest due and owing under the Note. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Borrower requests that the funds be wired on ________ [DATE] in accordance with the following wire instructions:
    Amount:
    Bank:
    ABA #:
    Account Name:
    Account #:
    Attention:
In connection with and in order to induce Lender to make the requested Advance, Borrower hereby represents and warrants to Lender that (i) the Fee Owner Draw Request attached hereto is a true, complete, and correct copy thereof to the extent received by Borrower, which Fee Owner Draw Request has been reviewed and approved by Borrower, (ii) all conditions to advance set forth in the Collaterally Assigned Loan Agreement have been satisfied, (iii) amounts, percentages, calculations, and other information contained in the Fee Owner Draw Request attached hereto is/are true, complete, and correct to the best of Borrower’s knowledge, (iv) to Borrower’s knowledge, no Collaterally Assigned Loan Default exists, (v) Borrower has previously advanced to Fee Owner the amount requested in any prior Fee Owner Draw Request
Sched. 4-1

(but not, for the avoidance of ambiguity, this Fee Owner Draw Request), and (vi) the amount of interest charges now due and owing under the Note is $__________.
Very truly yours,

BSPRT OLIVER FINANCE, LLC By: Name: Title:

Sched. 4-1

Sched. 4-2

Exhibit 1
Fee Owner Draw Request
[The Fee Owner Draw Request immediately follows this cover page.]
Sched. 4-3

Sched. 5-1

EXHIBIT A
FORM OF MONTHLY STATEMENT
[TO BE INSERTED]

Exh. A-1